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Filed Pursuant to Rule 424(b)(5)
Registration Number 333-214092

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated September 27, 2017

P R O S P E C T U S    S U P P L E M E N T
(To Prospectus dated October 14, 2016)

$

EQT CORPORATION

$            % Senior Notes due 20
$            % Senior Notes due 20
$            % Senior Notes due 20

         EQT (as defined herein) is offering $            aggregate principal amount of        % Senior Notes due 20    (the 20    notes), $            aggregate principal amount of        % Senior Notes due 20    (the 20    notes) and $            aggregate principal amount of        % Senior Notes due 20    (the 20    notes and, together with the 20    notes and the 20    notes, the notes). The 20    notes will mature on                        , 20    , the 20    notes will mature on                        , 20    and the 20    notes will mature on                        , 20    . Interest on the notes will be paid semi-annually in arrears on                and                in each year, commencing on                        , 2018. EQT may redeem some or all of the notes of each series at its option, at any time and from time to time, in whole or in part. The redemption prices are described in this prospectus supplement under the heading "Description of Notes—Optional Redemption."

         If (x) the consummation of the Rice Merger (as defined herein) does not occur on or before May 19, 2018 or (y) EQT notifies the Trustee (as defined herein) that EQT will not pursue the consummation of the Rice Merger, EQT will be required to redeem the notes of each series then outstanding at a redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date (as defined herein). See "Description of Notes—Special Mandatory Redemption."

         The notes will be the senior unsecured debt obligations of EQT and will rank equally with all of EQT's other unsecured and unsubordinated debt obligations from time to time outstanding.

         Investing in the notes involves risks, including those described in the "Risk Factors" section beginning on page S-14 of this prospectus supplement and the section entitled "Risk Factors" beginning on page 19 of our most recent Annual Report on Form 10-K for the year ended December 31, 2016, as updated by Part II, Item 1A, "Risk Factors" in our subsequently filed Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Public offering price(1)	Underwriting discount	Proceeds to EQT Corporation (before expenses)
Per 20 note	%	%	%
Total	$	$	$
Per 20 note	%	%	%
Total	$	$	$
Per 20 note	%	%	%
Total	$	$	$

Total	$	$	$

(1)
Plus accrued interest, if any, from                        , 2017, if settlement occurs after that date.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company for the accounts of its participants, including Clearstream and Euroclear, on or about                        , 2017.

Joint Book-Running Managers

Citigroup	BofA Merrill Lynch	Deutsche Bank Securities	Wells Fargo Securities

The date of this prospectus supplement is                        , 2017.

Prospectus Supplement

Prospectus

S-i

INFORMATION IN THIS PROSPECTUS SUPPLEMENT
AND THE ACCOMPANYING PROSPECTUS

        This prospectus supplement and the accompanying prospectus are part of a registration statement that EQT filed with the Securities and Exchange Commission (the SEC) using a shelf registration process. Under the shelf registration process, EQT may offer, issue and sell unsecured debt securities which may be senior, subordinated or junior subordinated debt securities, preferred stock and common stock. In the accompanying prospectus, we provide you with a general description of the securities EQT may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the notes that EQT is selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, EQT's debt securities and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under "Where You Can Find More Information" on page S-69 of this prospectus supplement before investing in the notes.

        You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provided you with additional or different information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        Disclosures in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and Section 27A of the Securities Act of 1933, as amended (the Securities Act). Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as "anticipate," "estimate," "could," "would," "will," "may," "forecast," "approximate," "expect," "project," "intend," "plan," "believe" and other words of similar meaning in connection with any discussion of future operating or financial matters. Without limiting the generality of the foregoing, forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference include the matters discussed in the sections captioned "Outlook" in "Management's Discussion and Analysis of Financial Condition and Results of Operations" of EQT's Annual Report on Form 10-K for the year ended December 31, 2016 and EQT's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017, and the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT and its subsidiaries, including guidance regarding the Company's strategy to develop its Marcellus, Utica, Upper Devonian and other reserves; drilling plans and programs (including the number, type, feet of pay and location of wells to be drilled and the availability of capital to complete these plans and programs); production sales volumes (including liquids volumes) and growth rates; gathering and transmission volumes; infrastructure programs (including the timing, cost and capacity of the gathering and transmission expansion projects); the cost, capacity, timing of

S-ii

regulatory approval, and anticipated in-service date of the Mountain Valley Pipeline project; technology (including drilling and completion techniques); monetization transactions, including asset sales, joint ventures or other transactions involving the Company's assets; acquisition transactions; the Company's ability to complete, the timing of, and the Company's financing of the funds required for, the Rice Merger (as defined below); natural gas prices, changes in basis and the impact of commodity prices on the Company's business; reserves; potential future impairments of the Company's assets; projected capital expenditures and capital contributions; the amount and timing of any repurchases under the Company's share repurchase authorization; liquidity and financing requirements, including funding sources and availability; hedging strategy; the effects of government regulation and litigation; and tax position. The forward-looking statements included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While EQT considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company's control. The risks and uncertainties that may affect the operations, performance and results of the Company's business and forward-looking statements include, but are not limited to, those set forth under Item 1A, "Risk Factors", and elsewhere in EQT's Annual Report on Form 10-K for the year ended December 31, 2016, as updated by Part II, Item 1A, "Risk Factors" in EQT's subsequently filed Quarterly Reports on Form 10-Q.

        Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

S-iii

SUMMARY

        This summary highlights selected information more fully described elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in the notes. You should read this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein carefully, especially the risks of investing in the notes discussed in "Risk Factors" below and in the incorporated documents. References herein to a fiscal year mean the fiscal year ended December 31. Throughout this prospectus supplement, except as otherwise indicated, references to "EQT Corporation" or "EQT" refer to EQT Corporation, a Pennsylvania corporation, and not its consolidated subsidiaries, and references to "we," "us," "our," and the "Company" refer collectively to EQT Corporation and its consolidated subsidiaries. References to "Appalachian Basin" refer to the area of the United States composed of those portions of West Virginia, Pennsylvania, Ohio, Maryland, Kentucky and Virginia that lie in the Appalachian Mountains; "BBtu" refer to billion British thermal units; "Bcfe" refer to billion cubic feet of natural gas equivalents, with one barrel of natural gas liquids (NGLs) and crude oil being equivalent to 6,000 cubic feet of natural gas; "Mcfe" refer to thousand cubic feet of natural gas equivalents, with one barrel of NGLs and crude oil being equivalent to 6,000 cubic feet of natural gas; and "Tcfe" refer to trillion cubic feet of natural gas equivalents, with one barrel of NGLs and crude oil being equivalent to 6,000 cubic feet of natural gas.

 Our Company

        The Company conducts its business through three business segments: EQT Production, EQT Gathering and EQT Transmission. EQT Production is the largest natural gas producer in the Appalachian Basin, based on average daily sales volumes, with 13.5 Tcfe of proved natural gas, NGLs and crude oil reserves across approximately 3.6 million gross acres, including approximately 790,000 gross acres in the Marcellus play, as of December 31, 2016. EQT Gathering and EQT Transmission provide gathering, transmission and storage services for the Company's produced gas, as well as for independent third parties across the Appalachian Basin, through EQT's ownership and control of EQT Midstream Partners, LP (EQM) (NYSE: EQM), a publicly traded limited partnership formed by EQT to own, operate, acquire and develop midstream assets in the Appalachian Basin.

        In 2015, EQT formed EQT GP Holdings, LP (EQGP) (NYSE: EQGP), a Delaware limited partnership, to own EQT's partnership interests, including the incentive distribution rights (IDRs), in EQM. As of June 30, 2017, EQT owned the entire non-economic general partner interest and 239,715,000 common units, which represented a 90.1% limited partner interest, in EQGP. As of June 30, 2017, EQGP's only cash-generating assets were the following EQM partnership interests: 21,811,643 EQM common units, representing a 26.6% limited partner interest in EQM; 1,443,015 EQM general partner units, representing a 1.8% general partner interest in EQM; and all of EQM's IDRs, which entitle EQGP to receive 48.0% of all incremental cash distributed in a quarter after $0.5250 has been distributed in respect of each common unit and general partner unit of EQM for that quarter. EQT is the ultimate parent company of EQGP and EQM.

        Due to EQT's ownership and control of EQGP and EQM, the results of EQGP and EQM are both consolidated in EQT's financial statements. EQT records the noncontrolling interests of the public limited partners of EQGP and EQM in its financial statements.

        As of June 30, 2017, EQT was the largest natural gas producer in the Appalachian Basin and the fourth largest producer in the United States based on average daily sales volumes. Significant events in 2016 and the first half of 2017 for the Company include:

  •
  Announcement of the acquisition of Rice Energy Inc. (Rice) (NYSE: RICE) (see "—Recent Developments—Rice Merger").

  •
  EQT achieved sales volume of 388.0 Bcfe for the first half of 2017, representing a 7% increase over the first half of 2016. Average realized price increased 34% to $3.17 per Mcfe in the first half of 2017 from $2.37 per Mcfe in the first half of 2016.

  •
  EQT achieved record annual production sales volumes in 2016, including a 26% increase in total sales volumes and a 31% increase in Marcellus sales volumes. However, the average realized price decreased 20% to $2.47 per Mcfe in 2016 from $3.09 per Mcfe in 2015.

  •
  EQT increased its Marcellus acreage position by acquiring approximately 145,500 net Marcellus acres in 2016 and 123,000 net Marcellus acres in the first half of 2017, located primarily in northern West Virginia and southwestern Pennsylvania.

  •
  EQM began offering service on the Ohio Valley Connector (OVC) on October 1, 2016. This 37-mile pipeline extends EQM's transmission and storage system from northern West Virginia to Clarington, Ohio, at which point it interconnects with the Rockies Express Pipeline. The OVC is certificated to provide approximately 850 BBtu per day of transmission capacity with an aggregate compression of approximately 38,000 horsepower. EQT has entered into a 20-year precedent agreement with EQM for a total of 650 BBtu per day of firm transmission capacity on the OVC.

  •
  EQT completed two underwritten public common stock offerings, receiving total net proceeds of approximately $1.2 billion for 19,550,000 shares.

  •
  EQM issued 2,949,309 common units through its "At the Market" common unit offering program at an average price per unit of $74.42. EQM received net proceeds of approximately $217.1 million.

  •
  EQM issued $500 million of 4.125% Senior Notes due 2026 for net proceeds of approximately $491.4 million.

  •
  Effective October 1, 2016, EQT sold to EQM (i) 100% of the outstanding limited liability company interests of Allegheny Valley Connector, LLC and Rager Mountain Storage Company LLC and (ii) certain gathering assets located in southwestern Pennsylvania and northern West Virginia, for $275 million.

  •
  On December 28, 2016, EQT sold a gathering system that primarily gathered gas for third-parties for $75.0 million, resulting in an $8.0 million gain.

Rice

General

        Rice is an independent natural gas and oil company focused on the acquisition, exploration and development of natural gas, oil and NGL properties in the Appalachian Basin. Rice operates in three business segments, which are managed separately due to their distinct operational differences. Rice's three reporting segments are as follows:

        Exploration and Production—This segment is engaged in the acquisition, exploration and development of natural gas, oil and NGLs.

        Rice Midstream Holdings—This segment is engaged in the gathering and compression of natural gas production in Belmont and Monroe Counties, Ohio.

        Rice Midstream Partners—This segment is engaged in the gathering and compression of natural gas production in Washington and Greene Counties, Pennsylvania, and in the provision of water services to support the well completion services of Rice and third parties in Washington and Greene Counties, Pennsylvania and in Belmont County, Ohio.

Rice Significant Accomplishments in 2016

  •
  Increased 2016 net production to 831 MMcfe/d, a 51% increase from 2015.

  •
  Achieved significant Rice Midstream Holdings segment throughput of 708 MDth/d, a 187% increase over the prior year.

  •
  Achieved significant Rice Midstream Partners segment throughput of 983 MDth/d, a 52% increase over the prior year.

  •
  Completed the acquisition of Vantage Energy, LLC and Vantage Energy II, LLC (collectively, Vantage) and their subsidiaries (the Vantage Acquisition) for a purchase price of $2.7 billion in October 2016.

  •
  Concurrent with the Vantage Acquisition, completed the drop-down of certain Vantage midstream assets to Rice Midstream Partners for proceeds of $600.0 million.

  •
  Increased 2016 proved reserves to 4.0 Tcfe, a 136% increase from 2015.

  •
  Increased 2017 fixed price hedge position to 1,246 billion Btu/d, with 970 billion Btu/d of Henry Hub hedges at a weighted average floor price of $3.24 per million Btu.

  •
  Completed $375 million strategic equity investment by EIG Global Energy Partners in Rice Midstream Holdings.

  •
  Increased the borrowing base of its senior secured revolving credit facility from $750.0 million to $1.45 billion.

  •
  Completed equity offering of an aggregate 34,337,725 shares of common stock in April 2016, which included 20,000,000 shares of common stock sold by Rice and 14,337,725 shares sold by NGP Rice Holdings LLC, providing $311.8 million in net proceeds to Rice.

  •
  Completed equity offering of 40,000,000 shares of common stock in September 2016, and in October 2016, sold 6,000,000 shares of common stock pursuant to the exercise of the underwriters' option providing net proceeds of approximately $1.2 billion.

  •
  Maintained a strong liquidity position of $1.9 billion for the year ended December 31, 2016, excluding Rice Midstream Partners.

Recent Developments

Rice Merger

        On June 19, 2017, EQT and a wholly owned subsidiary of EQT entered into an Agreement and Plan of Merger (the Rice Merger Agreement) with Rice, which provides for the Rice Merger. If the Rice Merger is completed, each share of the common stock of Rice issued and outstanding immediately prior to the effective time of the Rice Merger (other than shares excluded by the Rice Merger Agreement) will be converted into the right to receive 0.37 of a share of the common stock of EQT and $5.30 in cash (the Merger Consideration). In connection with the closing of the Rice Merger, EQT also intends to extinguish approximately $1.9 billion of net debt and preferred equity of Rice and its subsidiaries (based on anticipated balances as of October 31, 2017) through the redemption, satisfaction and discharge or other retirement of Rice's 6.25% Senior Notes due 2022 and 7.25% Senior Notes due 2023, the prepayment, termination or other retirement of the senior secured credit facilities of Rice and Rice Midstream Holdings LLC (Rice Midstream Holdings) and the redemption of Rice Midstream Holdings' outstanding Series B preferred equity interest (collectively, the Rice Refinancings) and will assume other assets and liabilities of Rice.

Bridge Facility

        On June 19, 2017, in connection with its entry into the Rice Merger Agreement, EQT also entered into a commitment letter with Citigroup Global Markets Inc. (Citi), pursuant to which Citi and its affiliates committed to provide, subject to the terms and conditions set forth therein, up to $1.4 billion of senior unsecured bridge loans (the Bridge Facility), the proceeds of which may be used to pay the cash portion of the Merger Consideration, to refinance certain existing indebtedness of EQT, Rice and their respective subsidiaries, and to pay fees and expenses in connection with the Rice Merger and related transactions. On July 14, 2017, EQT entered into a joinder letter pursuant to which 16 additional banks assumed a portion of Citi's commitment under the Bridge Facility. We intend to issue the notes in this offering in lieu of borrowing under the Bridge Facility.

Board Committee to Address Sum-of-the-Parts Discount

        On September 13, 2017, EQT announced that, immediately upon the closing of the Rice Merger, it will establish a committee of the EQT board of directors to evaluate options for addressing EQT's sum-of-the-parts discount. The committee will be led by Stephen A. Thorington and include select EQT independent directors. Based on the committee's recommendation, EQT's board of directors will announce a decision by the end of the first quarter 2018.

 The Offering

Issuer	EQT Corporation.
Securities Offered	$ million aggregate principal amount of % Senior Notes due 20 .
$ million aggregate principal amount of % Senior Notes due 20 .
$ million aggregate principal amount of % Senior Notes due 20 .
Maturity Date	The 20 notes will mature on , 20 .
The 20 notes will mature on , 20 .
The 20 notes will mature on , 20 .
Interest Rate	The 20 notes will bear interest at the rate of % per annum.
The 20 notes will bear interest at the rate of % per annum.
The 20 notes will bear interest at the rate of % per annum.
Interest Payment Dates	Interest on the notes will be paid semi-annually in arrears on and in each year, commencing on , 2018.
Optional Redemption

EQT may redeem some or all of the notes of each series at its option, at any time and from time to time, in whole or in part, at the redemption prices described in this prospectus supplement under the heading "Description of Notes—Optional Redemption."

Notwithstanding the foregoing, if the 20    notes are redeemed on or after                        , 20    (    months prior to the maturity date of the 20    notes), the 20    notes are redeemed on or after                        , 20    (    months prior to the maturity date of the 20    notes) or the 20    notes are redeemed on or after                        , 20    (    months prior to the maturity date of the 20    notes), the redemption price will be 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date on the principal amount of the notes being redeemed. See "Description of Notes—Optional Redemption."

Special Mandatory Redemption

If (x) the consummation of the Rice Merger does not occur on or before May 19, 2018 or (y) EQT notifies the Trustee that EQT will not pursue the consummation of the Rice Merger, EQT will be required to redeem the notes of each series then outstanding at a redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date. See "Description of Notes—Special Mandatory Redemption."

Ranking	The notes will be the senior unsecured debt obligations of EQT and will rank equally with all of EQT's other unsecured and unsubordinated debt obligations from time to time outstanding.

The notes will be effectively subordinated to any of EQT's existing and future secured debt to the extent of the assets securing that debt, and structurally subordinated to all existing and any future debt and any other liabilities of EQT's subsidiaries. As of June 30, 2017, EQT had approximately $3.3 billion outstanding indebtedness with which the notes will rank pari passu.

Further Issues

EQT may at any time and from time to time, without notice to or consent of the holders, issue additional debt securities of the same tenor, coupon and other terms of a series of notes. Any such additional notes, together with the notes of such series offered hereby, will constitute a single series of notes of such series under the applicable Indenture (as defined herein); provided, that any such additional notes that are not fungible with the notes of such series for U.S. Federal income tax purposes will have a separate CUSIP, ISIN and/or other identifying number, if applicable, than the notes of such series.

Certain Covenants

The Indentures governing the notes will contain covenants that limit the ability of EQT and its subsidiaries to incur debt secured by liens and enter into sale and leaseback transactions and that limit the ability of EQT to consolidate, merge or sell other than for cash or lease its assets substantially as an entirety to another entity or to purchase the assets of another entity substantially as an entirety. These covenants are subject to important exceptions and qualifications, which are described in the "Description of Notes" section of this prospectus supplement.

Use of Proceeds

We expect to use the net proceeds from the offering of the notes, together with cash on hand and borrowings under EQT's revolving credit facility, to fund the cash consideration payable by us for the Rice Merger, to pay expenses related to the Rice Merger and the other transactions contemplated by the Rice Merger Agreement (including the Rice Refinancings) and for general corporate purposes.

Governing Law	The notes and the Indentures will be governed by the laws of the State of New York.
Trustee, Registrar and Paying Agent	The Bank of New York Mellon.
Material U.S. Federal Income Tax Considerations

You should consult your own tax advisors as to the particular tax consequences to you of the ownership and disposition of the notes, including with respect to the applicability and effect of any U.S. federal, state, local or non-U.S. income tax laws or any tax treaty, and any changes (or proposed changes) in tax laws or interpretations thereof. See "Material U.S. Federal Income Tax Considerations."

Risk Factors

See "Risk Factors" beginning on page S-14 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the section entitled "Risk Factors" beginning on page 19 of our Annual Report on Form 10-K for the year ended December 31, 2016, as updated by Part II, Item 1A, "Risk Factors" in our subsequently filed Quarterly Reports on Form 10-Q, for a discussion of the factors you should carefully consider before deciding to invest in the notes.

Conflicts of Interest

Affiliates of certain underwriters will receive more than 5% of the net proceeds of this offering in connection with the consummation of this offering. See "Use of Proceeds" in this prospectus supplement. In such event, this offering will be made in compliance with the requirements of the Financial Industry Regulatory Authority ("FINRA") Rule 5121. Because the notes will be rated investment grade, pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary. See "Underwriting (Conflicts of Interest)—Conflicts of Interest."

Summary Historical Financial Data of EQT

        You should read the summary historical consolidated financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes included in EQT's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and EQT's Quarterly Report on Form 10-Q for the six months ended June 30, 2017, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. EQT derived the following summary historical financial statement of consolidated operations data and summary historical cash flow data for the years ended December 31, 2016, 2015 and 2014 and the summary historical balance sheet data as of December 31, 2016, 2015 and 2014 from its audited consolidated financial statements, and it derived the following summary historical financial statement of consolidated operations data and summary historical cash flow data for the six months ended June 30, 2017 and 2016 and the summary historical balance sheet data as of June 30, 2017 and 2016 from its unaudited consolidated financial statements.

	Years ended December 31,			Six months ended June 30,
(dollars in thousands)	2016	2015	2014	2017	2016
				(unaudited)
Statements of consolidated operations
Revenues:
Sales of natural gas, oil and NGLs	$1,594,997	$1,690,360	$2,132,409	$1,250,179	$668,959
Pipeline and net marketing services	262,342	263,640	256,359	151,169	129,339
(Loss) gain on derivatives not designated as hedges	(248,991)	385,762	80,942	187,068	(125,698)

Total operating revenues	1,608,348	2,339,762	2,469,710	1,588,416	672,600
Operating expenses:
Transportation and processing	365,817	275,348	202,203	268,524	161,400
Operation and maintenance	73,266	69,760	54,528	40,867	33,489
Production	174,826	177,935	187,243	90,182	87,093
Exploration	13,410	61,970	21,716	6,603	6,714
Selling, general and administrative	272,747	249,925	238,134	129,067	135,335
Depreciation, depletion and amortization	927,920	819,216	679,298	472,735	445,860
Impairment of long-lived assets	66,687	122,469	267,339	—	—

Total operating expenses	1,894,673	1,776,623	1,650,461	1,007,978	869,891
Gain on sale / exchange of assets	8,025	—	34,146	—	—

Operating (loss) income	(278,300)	563,139	853,395	580,438	(197,291)
Other income	31,693	9,953	6,853	10,019	12,484
Interest expense	147,920	146,531	136,537	86,733	72,485
Income tax (benefit) expense	(263,464)	104,675	214,092	130,374	(164,910)

(Loss) income from continuing operations	(131,063)	321,886	509,619	373,350	(92,382)
Income from discontinued operations, net of tax	—	—	1,371	—	—
Net (loss) income	(131,063)	321,886	510,990	373,350	(92,382)
Less: Net income attributable to noncontrolling interests	321,920	236,715	124,025	168,232	160,627

Net (loss) income attributable to EQT Corporation	$(452,983)	$85,171	$386,965	$205,118	$(253,009)
Amounts attributable to EQT Corporation:
(Loss) income from continuing operations	$(452,983)	$85,171	$385,594	$205,118	$(253,009)
Income from discontinued operations, net of tax	—	—	1,371	—	—

Net (loss) income	$(452,983)	$85,171	$386,965	$205,118	$(253,009)

	Years ended December 31,			Six months ended June 30,
(dollars in thousands)	2016	2015	2014	2017	2016
				(unaudited)
Statements of consolidated cash flows
Net cash provided by (used in):
Operating activities	$1,064,320	$1,216,940	$1,414,742	$808,994	$493,404
Investing activities	(2,961,481)	(2,525,607)	(2,444,212)	(1,192,845)	(859,868)
Financing activities	1,399,469	1,832,470	1,261,258	(147,345)	1,022,249

	As of December 31,		As of June 30,
(dollars in thousands)	2016	2015	2017	2016
			(unaudited)
Consolidated balance sheets
Total assets	$15,472,922	$13,976,172	$15,724,011	$14,783,186
Net property, plant and equipment	13,162,216	11,472,021	14,257,262	11,842,031
Long-term debt, including current portion	3,289,459	2,793,343	3,292,162	2,795,620
Total common shareholders' equity	5,860,281	5,077,791	6,062,176	6,057,710
Total equity	9,119,247	8,028,042	9,377,570	9,257,453

	Years ended December 31,			Six months ended June 30,
(dollars in thousands)	2016	2015	2014	2017	2016
				(unaudited)
Financial information by business segment
Revenues from external customers, including affiliates:
EQT Production	$1,387,054	$2,131,664	$2,285,138	$1,459,763	$560,660
EQT Gathering	397,494	335,105	233,945	214,474	198,164
EQT Transmission	338,120	297,831	255,273	187,918	165,664
Less intersegment revenues, net	(514,320)	(424,838)	(304,646)	(273,739)	(251,888)
Total	$1,608,348	$2,339,762	$2,469,710	$1,588,416	$672,600
Operating (loss) income:
EQT Production(a)	$(719,731)	$132,008	$556,918	$310,195	$(453,213)
EQT Gathering	289,027	243,257	147,426	156,899	145,779
EQT Transmission	237,922	207,779	185,169	129,306	120,370
Unallocated expenses(b)	(85,518)	(19,905)	(36,118)	(15,962)	(10,227)
Total operating (loss) income	$(278,300)	$563,139	$853,395	$580,438	$(197,291)

	As of December 31,		As of June 30,
(dollars in thousands)	2016	2015	2017	2016
			(unaudited)
Segment assets:
EQT Production	$10,923,824	$9,905,344	$11,884,454	$9,680,979
EQT Gathering	1,225,686	1,019,004	1,329,333	1,175,514
EQT Transmission	1,399,201	1,169,517	1,429,385	1,369,317
Total operating segments	13,548,711	12,093,865	14,643,172	12,225,810
Headquarters assets, including cash and short-term investments	1,924,211	1,882,307	1,080,839	2,557,376
Total assets	$15,472,922	$13,976,172	$15,724,011	$14,783,186

	Years ended December 31,			Six months ended June 30,
(dollars in thousands)	2016	2015	2014	2017	2016
				(unaudited)
Depreciation, depletion and amortization:
EQT Production	$859,018	$765,298	$630,115	$430,308	$414,485
EQT Gathering	30,422	24,360	23,977	18,415	14,857
EQT Transmission	32,269	25,535	25,084	23,532	13,681
Other	6,211	4,023	122	480	2,837
Total	$927,920	$819,216	$679,298	$472,735	$445,860
Expenditures for segment assets:(c)
EQT Production(d)	$2,073,907	$1,893,750	$2,505,365	$1,401,179	$471,891
EQT Gathering	295,315	225,537	253,638	102,546	159,365
EQT Transmission	292,049	203,706	137,317	51,367	176,017
Other	7,002	21,421	3,866	4,595	5,702
Total	$2,668,273	$2,344,414	$2,900,186	$1,559,687	$812,975

(a)
Gains on sales / exchanges of assets of $8.0 million and $34.1 million are included in EQT Production operating income for the years ended December 31, 2016 and 2014, respectively. Impairment of long-lived assets of $6.9 million, $122.5 million and $267.3 million are included in EQT Production operating income for the years ended December 31, 2016, 2015 and 2014, respectively.

(b)
Unallocated expenses generally include incentive compensation expense and administrative costs. In addition, the year ended December 31, 2016 includes a $59.7 million impairment on gathering assets prior to the sale to EQM, and the year ended December 31, 2014 includes a $20.0 million contribution to the EQT Foundation. The six months ended June 30, 2017 includes Rice Merger acquisition-related expenses.

(c)
Includes the capitalized portion of non-cash stock-based compensation costs, non-cash acquisitions and the impact of capital accruals. These non-cash items are excluded from capital expenditures on the statements of consolidated cash flows. The net impact of these non-cash items was $77 million, $(90) million and $448 million for the years ended December 31, 2016, 2015 and 2014, respectively. The impact of accrued capital expenditures includes the reversal of the prior period accrual as well as the current period estimate, both of which are non-cash items. The year ended December 31, 2016 included $87.6 million of non-cash capital expenditures related to acquisitions, and the year ended December 31, 2014 included $349.2 million of non-cash capital expenditures for the exchange of assets with Range Resources Corporation (Range). The six months ended June 30, 2017 and 2016 excluded capitalized non-cash stock-based compensation expense and accruals of $58.4 million and $(8.8) million, respectively. The six months ended June 30, 2017 also excludes non-cash capital expenditures of $9.7 million related to the Company's acquisitions.

(d)
Expenditures for segment assets in the EQT Production segment included $1,284.0 million, $182.3 million and $724.4 million for property acquisitions for the years ended December 31, 2016, 2015 and 2014, respectively. Included in the $1,284.0 million of property acquisitions for the year ended December 31, 2016 was $1,051.2 million of capital expenditures and $87.6 million of non-cash capital expenditures for acquisitions. Included in the $724.4 million of property acquisitions for the year ended December 31, 2014 was $349.2 million of non-cash capital expenditures for the exchange of assets with Range. In addition, $94.9 million and $68.1 million for general leasing activity are included for the six months ended June 30, 2017 and 2016, respectively. The six months ended June 30, 2017 also includes $811.2 million of cash capital expenditures for property acquisitions and $9.7 million of non-cash capital expenditures for property acquisitions.

Summary Historical Financial Data of Rice

        You should read the summary historical consolidated financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes included in Rice's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Rice's Quarterly Report on Form 10-Q for the six months ended June 30, 2017, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. The following summary historical financial statement of consolidated income data and summary historical cash flow data for the years ended December 31, 2016, 2015 and 2014 and the summary historical balance sheet data as of December 31, 2016 and 2015 is derived from Rice's audited consolidated financial statements, and the following summary historical financial statement of consolidated income data and summary historical cash flow data for the six months ended June 30, 2017 and 2016 and the summary historical balance sheet data as of June 30, 2017 and 2016 is derived from its unaudited consolidated financial statements.

	As of and for the Year Ended December 31,			As of and for the Six Months Ended June 30,
(in thousands)	2016	2015	2014	2017	2016
				(unaudited)
Statement of operations data:
Total operating revenues	$778,906	$502,141	$390,942	$792,113	$295,940
Total operating expenses	843,936	940,308	401,364	636,457	377,109
Operating (loss) income	(65,030)	(438,167)	(10,422)	155,656	(81,169)
Net (loss) income	(248,820)	(267,999)	219,035	135,760	(135,404)
Net (loss) income attributable to Rice Energy Inc.	(269,751)	(291,336)	218,454	57,227	(174,274)
Net (loss) income attributable to Rice Energy Inc. common stockholders	(298,201)	(291,336)	218,454	28,239	(185,676)
Balance sheet data (at period end):
Cash	$470,043	$151,901	$256,130	$161,540	$565,514
Total property, plant and equipment, net	6,117,912	3,243,131	2,461,331	6,446,251	3,514,759
Total assets	7,817,522	3,949,098	3,527,949	7,995,050	4,406,879
Total debt	1,522,481	1,435,790	900,680	1,599,779	1,302,684
Total equity before noncontrolling interest	2,908,202	1,279,897	1,522,710	3,124,869	1,449,579
Net cash provided by (used in):
Operating activities	$485,885	$412,987	$85,075	$326,451	$202,894
Investing activities	(1,917,560)	(1,217,019)	(1,481,465)	(666,030)	(492,273)
Financing activities	1,749,817	699,803	1,620,908	31,076	702,992

 Summary Unaudited Pro Forma Condensed Combined Financial Information

        The following summary unaudited pro forma condensed combined balance sheet data gives effect to the Rice Merger as if it had occurred on June 30, 2017 while the unaudited pro forma combined statement of operations data for the six months ended June 30, 2017 and the year ended December 31, 2016 is presented as if the pro forma events had occurred on January 1, 2016.

        The following summary unaudited pro forma condensed combined financial information have been prepared for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated position of the Company would have been had the pro forma events occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled "Risk Factors." The following summary unaudited pro forma condensed combined financial information should be read in conjunction with the section titled "Unaudited Pro Forma Condensed Combined Financial Statements" and related notes included in this prospectus supplement.

	Six Months Ended June 30, 2017	Year Ended December 31, 2016
	(in millions)
Unaudited Pro Forma Statements of Combined Operations Data
Sale of Natural Gas, Oil and NGLs	$1,955.9	$2,391.7
Net Income (Loss)	482.4	(493.5)

As of June 30, 2017
(in millions)
Unaudited Pro Forma Condensed Combined Balance Sheet Data
Cash	$—
Total Assets	28,132.1
Long-Term Debt (Including Current Portion)	5,485.5
Total Shareholders' Equity	16,670.2

RISK FACTORS

        Any investment in the notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein before deciding whether to purchase the notes. In addition, you should carefully consider, among other things, the matters discussed under "Risk Factors" in EQT's Annual Report on Form 10-K for the year ended December 31, 2016, and in other documents that EQT subsequently files with the SEC, all of which are incorporated by reference to this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See "Disclosure Regarding Forward-Looking Statements."

 Risks Related to This Offering

The notes are structurally subordinated to the liabilities of our subsidiaries and effectively subordinated to any existing and future secured debt to the extent of the assets securing any such secured debt. We may not have sufficient funds to fulfill our obligations under the notes.

        The notes are obligations exclusively of EQT. EQT is a holding company and, accordingly, substantially all of our operations are conducted through EQT's subsidiaries. As a result, EQT's debt is "structurally subordinated" to all existing and future debt, trade creditors, and other liabilities of EQT's subsidiaries and "effectively subordinated" to any existing and future secured debt to the extent of the assets securing any such secured debt. EQT's rights, and hence the rights of its creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors, except to the extent that EQT's claims as a creditor of such subsidiary may be recognized. As a result of the foregoing and due to other factors, EQT may not have sufficient funds to fulfill its obligations under the notes.

The Indentures do not limit the amount of debt that we may incur.

        The Indentures governing the notes will not restrict EQT's or its subsidiaries' ability to incur indebtedness, including a certain amount of secured indebtedness or an unlimited amount of secured indebtedness to the extent the notes are secured equally and ratably with such indebtedness, to pay dividends or make distributions on, or redeem or repurchase our equity securities, or to engage in highly leveraged transactions that would increase the level of our indebtedness.

EQT depends upon its subsidiaries to service its debt.

        EQT's cash flow and its ability to service its debt, including the notes, is dependent upon the earnings of its subsidiaries. EQT's subsidiaries are separate and distinct legal entities. They have no obligation to pay any amounts due under the notes or to provide EQT with funds for its payment obligations. Payment to EQT by its subsidiaries will also be contingent upon its subsidiaries' earnings and other business considerations.

Our substantial indebtedness could adversely affect our financial condition.

        We currently have, and after the completion of this offering, we will continue to have, a significant amount of indebtedness. This significant amount of indebtedness could limit our ability to obtain additional financing for working capital, capital expenditures, stock repurchases, acquisitions, debt service requirements or other purposes. It may also increase our vulnerability to adverse economic, market and industry conditions, limit our flexibility in planning for, or reacting to, changes in our business operations or to our industry overall, and place us at a disadvantage in relation to our competitors that have lower debt levels. Any or all of the above events and/or factors could have an adverse effect on our results of operations and financial condition.

EQT may issue additional notes.

        EQT may from time to time without notice to, or the consent of, the holders of any series of notes, create and issue additional notes of such series, which notes will be equal in rank to the notes of that series so that the new notes may be consolidated and form a single series with the existing notes of such series and have the same terms as to status, redemption or otherwise as such notes (except for the issue date and, under certain circumstances, the issue price, the initial interest payment date and the date from which interest thereon will begin to accrue).

Redemption may adversely affect your return on the notes.

        The notes are redeemable at EQT's option, and therefore EQT may choose to redeem the notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed.

There is no public market for the notes.

        We can give no assurances concerning the liquidity of any market that may develop for the notes offered hereby, the ability of any investor to sell the notes, or the prices at which investors would be able to sell them. If a market for the notes does not develop, investors may be unable to resell the notes for an extended period of time, if at all. If a market for the notes does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of the notes. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the notes as collateral for loans.

Risks Related to the Rice Merger

The transactions contemplated by the Rice Merger Agreement are subject to conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all. Failure to complete the transactions contemplated by the Rice Merger Agreement, including the Rice Merger, could have material and adverse effects on us.

        Completion of the Rice Merger is subject to a number of conditions, including the approval by EQT's shareholders of issuance of EQT's common stock that forms a portion of the Merger Consideration and approval by stockholders of Rice of a proposal to adopt the Rice Merger Agreement, which make the completion and timing of the completion of the transactions uncertain. Also, either EQT or Rice may terminate the Rice Merger Agreement if the Rice Merger has not been consummated by February 19, 2018 or, at either party's discretion—if the only conditions to closing that have not been satisfied or waived by that date are those related to the termination or expiration of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act or the issuance of an order, decree, ruling, injunction or other action that is in effect and is restraining, enjoining or otherwise prohibiting the consummation of the Rice Merger—May 19, 2018, except that this right to terminate the Rice Merger Agreement will not be available to any party whose material breach of a representation, warranty, covenant or other agreement of such party under the Rice Merger Agreement resulted in the failure of the transactions to be consummated on or before that date.

        If the transactions contemplated by the Rice Merger Agreement are not completed, our ongoing business may be adversely affected and, without realizing any of the benefits of having completed the transactions, we will be subject to a number of risks, including the following:

  •
  we will be required to pay our costs relating to the transactions, such as legal, accounting, financial advisory and printing fees, whether or not the transactions are completed;

  •
  time and resources committed by our management to matters relating to the transactions could otherwise have been devoted to pursuing other beneficial opportunities;

  •
  the market price of EQT's common stock could decline to the extent that the current market price reflects a market assumption that the transactions will be completed;

  •
  if the Rice Merger Agreement is terminated and EQT's board of directors seeks another acquisition, EQT's shareholders cannot be certain that we will be able to find a party willing to enter into a transaction as attractive to us as the acquisition of Rice.

If EQT does not complete the Rice Merger on or prior to May 19, 2018, or if EQT notifies the Trustee that EQT will not pursue the consummation of the Rice Merger, EQT will be required to redeem the notes of each series then outstanding and may not have or be able to obtain all the funds necessary to redeem such notes. In addition, if EQT is required to redeem the notes, you may not obtain your expected return on the redeemed notes.

        EQT may not be able to consummate the Rice Merger within the timeframe specified in the section entitled "Description of Notes—Special Mandatory Redemption." EQT's ability to consummate the Rice Merger is subject to various closing conditions, many of which are beyond our control, and we may not be able to consummate the Rice Merger.

        If (x) the consummation of the Rice Merger does not occur on or before May 19, 2018 or (y) EQT notifies the Trustee that EQT will not pursue the consummation of the Rice Merger, EQT will be required to redeem the notes of each series then outstanding at a redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding the Special Mandatory Redemption Date. However, there is no escrow account or security interest for the benefit of the noteholders and it is possible that EQT will not have sufficient financial resources available to satisfy its obligations to redeem the notes required to be redeemed in connection with the Special Mandatory Redemption (as defined herein). In addition, even if EQT is able to redeem the notes pursuant to the provisions relating to the Special Mandatory Redemption, you may not obtain your expected return on the notes to be redeemed in connection therewith and may not be able to reinvest the proceeds from the Special Mandatory Redemption in an investment that results in a comparable return. Your decision to invest in the notes is made at the time of the offering of the notes. You will have no rights under the provisions relating to the Special Mandatory Redemption as long as the Rice Merger is consummated on or prior to May 19, 2018, nor will you have any right to require EQT to repurchase your notes if, between the closing of the notes offering and the closing of the Rice Merger, we experience any changes in our business or financial condition, or if the terms of the Rice Merger or the financing thereof change.

The Rice Merger is subject to the receipt of approvals, consents or clearances from regulatory authorities that may impose conditions that could have an adverse effect on us or, if not obtained, could prevent completion of the transactions.

        Completion of the Rice Merger is conditioned upon the receipt of certain governmental approvals. Although each party has agreed to use their respective reasonable best efforts to obtain the requisite governmental approvals, there can be no assurance that these approvals will be obtained and that the other conditions to completing the Rice Merger will be satisfied. In addition, the governmental authorities from which the regulatory approvals are required may impose conditions on the completion of the Rice Merger or require changes to the terms of the Rice Merger or other agreements to be entered into in connection with the Rice Merger Agreement. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying or impeding consummation of the transactions or of imposing additional costs or limitations on us or Rice following completion of the Rice Merger, any of which might have an adverse effect on us or Rice following completion of the Rice Merger.

We and Rice will be subject to business uncertainties while the Rice Merger is pending, which could adversely affect our business.

        In connection with the pendency of the transactions, it is possible that certain persons with whom we and Rice have a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with us or Rice, as the case may be, as a result of the transactions, which could negatively affect our or Rice's revenues, earnings and cash flows, as well as the market price of our respective common stock, regardless of whether the Rice Merger is completed.

        Under the terms of the Rice Merger Agreement, each of we and Rice are subject to certain restrictions on the conduct of our business prior to the effective time of the Rice Merger, which may adversely affect our and Rice's ability to execute certain of our and Rice's business strategies, including the ability in certain cases to enter into contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures, as applicable. Such limitations could negatively affect our businesses and operations prior to the completion of the transactions.

In connection with the Rice Merger, we will incur or assume significant additional indebtedness, which could adversely affect us, including by decreasing our business flexibility and increasing our interest expense.

        We anticipate a substantial increase in our consolidated indebtedness as a result of the Rice Merger in comparison to our indebtedness on a recent historical basis. This increased indebtedness could have the effect, among other things, of reducing our flexibility to respond to changing business and economic conditions and increasing our interest expense. In addition, the amount of cash required to pay interest on our indebtedness following completion of the Rice Merger and thus the demands on our cash resources, will be greater than the amount of cash required to service our indebtedness prior to the transaction. The increased levels of indebtedness following completion of the Rice Merger could therefore reduce funds available for working capital, capital expenditures, acquisitions and other general corporate purposes and may create competitive disadvantages for us relative to other companies with lower debt levels.

        In connection with the debt financing, it is anticipated that EQT will seek ratings of its indebtedness from one or more nationally recognized credit rating agencies. EQT's credit ratings reflect each rating organization's opinion of EQT's financial strength, operating performance and ability to meet its debt obligations. EQT's credit ratings affect the cost and availability of future borrowings and, accordingly, our cost of capital. There can be no assurance that EQT will achieve a particular rating or maintain a particular rating in the future.

The unaudited pro forma condensed combined financial information in this prospectus supplement is presented for illustrative purposes only and may not be reflective of our operating results and financial condition following completion of the pro forma events.

        The unaudited pro forma condensed combined financial information in this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the pro forma events been completed on the dates indicated. Further, our actual results and financial position after the pro forma events may differ materially and adversely from the unaudited pro forma condensed combined financial data that is included in this prospectus supplement. The unaudited pro forma condensed combined financial information has been prepared with the assumption that we will be identified as the acquirer under U.S. generally accepted accounting principles and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed.

We are expected to incur substantial expenses related to the completion of the transactions.

        The combined company is expected to incur substantial expenses in connection with the completion of the Rice Merger and the transactions contemplated by the Rice Merger Agreement. While we have assumed that a certain level of expenses would be incurred, there are many factors beyond our and Rice's control that could affect the total amount or the timing of the expenses.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering, after deducting underwriters' discounts and estimated offering expenses of approximately $             million, will be approximately $             million. We expect to use the net proceeds from the offering of the notes, together with cash on hand and borrowings under EQT's revolving credit facility, to fund the cash consideration payable by us for the Rice Merger, to pay expenses related to the Rice Merger and the other transactions contemplated by the Rice Merger Agreement (including the Rice Refinancings) and for general corporate purposes. We intend to issue the notes in this offering in lieu of borrowing under the Bridge Facility.

        As of June 30, 2017, borrowings outstanding under the senior secured credit facilities of Rice and Rice Midstream Holdings were $0 and $112.5 million, respectively. We anticipate that, as of October 31, 2017, borrowings under the senior secured credit facilities of Rice and Rice Midstream Holdings will be $75 million and $185 million, respectively. The current borrowings under the senior secured credit facility of Rice Midstream Holdings were incurred for general corporate purposes.

        Interest was incurred on the currently-outstanding borrowings under the senior secured credit facility of Rice Midstream Holdings at a weighted average interest rate of approximately 3.2% for the six months ended June 30, 2017. The senior secured credit facility of Rice has a maturity date of October 19, 2021 and bears interest at LIBOR plus an applicable margin ranging from 225 to 325 basis points, in the case of eurodollar loans, or at a base rate plus an applicable margin ranging from 125 to 225 basis points, in the case of base rate loans, in each case depending on the percentage of borrowing base utilized. The senior secured credit facility of Rice Midstream Holdings has a maturity date of December 22, 2019 and bears interest at LIBOR plus an applicable margin ranging from 225 to 300 basis points, in the case of eurodollar loans, or at a base rate plus an applicable margin ranging from 125 to 200 basis points, in the case of base rate loans, in each case depending on the leverage ratio then in effect.

        Certain affiliates of the underwriters are lenders under the senior secured credit facilities of Rice and Rice Midstream Holdings and, as such, will receive a portion of the net proceeds from this offering pursuant to the repayment of borrowings under such facilities. See "Underwriting (Conflicts of Interest)."

        As of June 30, 2017, there were $900 million of Rice's 6.25% Senior Notes due 2022 outstanding and $400 million of Rice's 7.25% Senior Notes due 2023 outstanding. Rice's 6.25% Senior Notes due 2022 mature on May 1, 2022 and bear interest at a rate of 6.25% per annum. Rice's 7.25% Senior Notes due 2023 mature on May 1, 2023 and bear interest at a rate of 7.25% per annum.

        Certain affiliates of the underwriters hold Rice's 6.25% Senior Notes due 2022 and/or Rice's 7.25% Senior Notes due 2023 and, accordingly, may receive a portion of the net proceeds of this offering in connection with the redemption of those notes.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2017:

  •
  on a historical basis; and

  •
  as adjusted to give effect to (i) the consummation of the Rice Merger, and the pro forma adjustments set forth in Footnotes 2(a), 2(d) and 2(e) described in the Notes to Unaudited Pro Forma Condensed Combined Financial Statements included under "Unaudited Pro Forma Condensed Combined Financial Information," (ii) this offering, (iii) the application of the net proceeds of this offering as described under "Use of Proceeds" based on the amounts outstanding under the senior secured credit facilities of Rice and Rice Midstream Holdings as of June 30, 2017 and (iv) borrowings under EQT's revolving credit facility necessary to fund the remainder of the cash consideration for the Rice Merger.

        This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which is incorporated by reference in this prospectus supplement and the accompanying prospectus and the pro forma financial information included in this prospectus supplement.

	As of June 30, 2017
	Historical	As Adjusted(a)
	(in thousands)
Cash and cash equivalents	$572,344	$

Debt:
Revolving credit facilities	$—	$
Existing senior notes(b)	3,292,162
20 notes offered hereby	—
20 notes offered hereby	—
20 notes offered hereby	—

Total debt	$3,292,162	$

Mezzanine equity:	—		125,000

Shareholders' equity:
Preferred stock, no par value: 3,000 shares authorized; none issued	$—		$—
Common stock, no par value: 320,000 shares authorized; 177,896 issued historical; 270,094 issued as adjusted	3,440,691		9,212,691
Retained earnings	2,703,778		2,644,589
Accumulated other comprehensive loss	(293)		(293)
Treasury stock at cost	(82,000)		(82,000)

Total common shareholders' equity	$6,062,176		$11,774,987

Noncontrolling interests in consolidated subsidiaries	3,315,394		4,895,246

Total equity	9,377,570		16,670,233

Total capitalization	$13,242,076	$

(a)
It is currently anticipated that, as of October 31, 2017, borrowings under the senior secured credit facilities of Rice and Rice Midstream Holdings will be approximately $75 million and $185 million, respectively. EQT intends to extinguish all amounts then outstanding under the senior secured credit facilities of Rice and Rice Midstream Holdings in connection with the consummation of the Rice Merger.

(b)
Net of unamortized discount and debt issuance costs of approximately $26.0 million.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

	Six Months Ended June 30,	Year Ended December 31,
	2017	2016	2015	2014	2013	2012
	(in thousands, except ratio data)
Earnings
Income (loss) before income taxes, noncontrolling interests, discontinued operations and cumulative effect of accounting changes	$503,724	$(394,527)	$426,561	$723,711	$521,158	$220,379
Minus: equity earnings of nonconsolidated investments	(9,388)	(9,898)	(2,566)	(3,385)	(7,615)	(6,146)
Plus: distributions of income of equity investees	—	—	—	9,463	9,000	12,750
Plus: fixed charges	108,522	196,874	204,840	191,393	180,552	214,820
Minus: capitalized interest and allowance for borrowed funds used during construction	(12,090)	(28,828)	(42,082)	(40,775)	(27,247)	(19,613)

Total earnings	$590,768	$(236,379)	$586,753	$880,407	$675,848	$422,190
Fixed charges
Interest expense	$91,022	$158,800	$150,726	$139,620	$143,720	$186,420
Plus: capitalized interest and allowance for borrowed funds used during construction	12,090	28,828	42,082	40,775	27,247	19,613
Plus: estimated interest component of rental expense	5,410	9,246	12,032	10,998	9,585	8,787

Total fixed charges	$108,522	$196,874	$204,840	$191,393	$180,552	$214,820
Ratio of earnings to fixed charges	5.44	*	2.86	4.60	3.74	1.97

*
Earnings for the year ended December 31, 2016 were inadequate to cover fixed charges by $433.3 million.

        For purposes of calculating the ratios, earnings consist of:

  •
  income (loss) before income taxes, noncontrolling interests, discontinued operations and cumulative effect of accounting changes;

  •
  minus equity earnings of nonconsolidated investments;

  •
  plus distributions of income from equity investees;

  •
  plus fixed charges; and

  •
  minus capitalized interest and allowance for borrowed funds used during construction.

        For purposes of calculating the ratios, fixed charges consist of:

  •
  interest on debt and amortization of debt expense;

  •
  plus capitalized interest and allowance for borrowed funds used during construction; and

  •
  plus the estimated interest component of rental expense.

As of the date of this prospectus supplement, we have not issued any shares of preferred stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

        The following unaudited pro forma condensed combined financial statements (the pro forma financial statements) have been prepared to reflect the effects of the Rice Merger on the financial statements of EQT. The unaudited pro forma condensed combined balance sheet (the pro forma balance sheet) is presented as if the Rice Merger had occurred on June 30, 2017. The unaudited pro forma combined statements of operations (the pro forma statements of operations) for the year ended December 31, 2016, and the six months ended June 30, 2017, are presented as if the Rice Merger had occurred on January 1, 2016. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the Rice Merger and, with respect to the statements of operations only, are expected to have a continuing impact on the combined results.

        The following unaudited pro forma financial statements, derived from the historical consolidated financial statements of EQT and Rice, have been adjusted to reflect the following:

  •
  EQT's merger with Rice under the acquisition method of accounting;

  •
  assumed conversion of common units in Rice Energy Operating LLC into the right to receive the consideration received by holders of Rice's common stock in the Rice Merger;

  •
  assumed redemption of the Series B preferred interest in Rice Midstream Holdings by EQT for $430 million and the related elimination of preferred dividends and accretion of redeemable noncontrolling interests;

  •
  adjustments to Rice's historical consolidated financial statements to reflect the acquisition of Vantage Energy LLC and Vantage Energy II, LLC (collectively, Vantage) as though that acquisition occurred on January 1, 2016;

  •
  elimination of historical transactions between Rice and EQT that would be treated as intercompany transactions after the Rice Merger;

  •
  planned issuance of $2.0 billion in new EQT notes, with expected maturities of three, five and ten years (the EQT notes), to fund a portion of the cash merger consideration and the planned extinguishment of Rice's senior notes (the Rice notes), Rice's revolving credit facility (the Rice credit facility) and Rice Midstream Holdings LLC's revolving credit facility (the Rice Midstream Holdings credit facility, and together with the Rice credit facility, the Rice credit facilities) as EQT believes the interest rate and terms on the Rice notes and Rice credit facilities are significantly less favorable than what EQT believes it can obtain with traditional debt financing in a capital markets transaction between now and a time at or near closing given the Company's investment grade credit rating and current market conditions;

  •
  planned upsize of (which EQT completed on July 31, 2017), and borrowing under, EQT's revolving credit facility;

  •
  adjustment of depreciation, depletion and amortization related to the step up of property, plant and equipment to estimated fair value and to adjust the depreciation expense on certain Rice midstream assets to EQT's depreciation policies;

  •
  amortization of the intangible asset identified as part of the assets acquired; and

  •
  estimated tax impact of pro forma adjustments.

        The pro forma financial statements have been prepared using the acquisition method of accounting using the accounting guidance in Accounting Standards Codification 805, Business Combinations (ASC 805), with EQT treated as the acquirer. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measure. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing pro forma financial statements, and are subject to revision based on a final determination of fair value as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying pro forma financial statements and the combined company's future results of operations and financial position.

        The pro forma financial statements are provided for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of EQT would have been had the Rice Merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The pro forma financial statements should be read in conjunction with:

  •
  The accompanying notes to the pro forma financial statements;

  •
  The audited consolidated financial statements and accompanying notes of EQT contained in its Annual Report on Form 10-K for the year ended December 31, 2016, incorporated by reference herein;

  •
  The audited consolidated financial statements and accompanying notes of Rice contained in EQT's Current Report on Form 8-K filed September 27, 2017, incorporated by reference herein;

  •
  The unaudited condensed consolidated financial statements and accompanying notes of EQT contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, incorporated by reference herein;

  •
  The unaudited consolidated financial statements and accompanying notes of Rice contained in EQT's Current Report on Form 8-K filed September 27, 2017, incorporated by reference herein;

  •
  The audited consolidated financial statements and accompanying notes of Vantage Energy, LLC and Vantage Energy II, LLC contained in EQT's Current Report on Form 8-K filed September 27, 2017, incorporated by reference herein;

  •
  The unaudited condensed consolidated financial statements and accompanying notes of Vantage Energy, LLC contained in EQT's Current Report on Form 8-K filed September 27, 2017, incorporated by reference herein; and

  •
  The unaudited condensed combined financial statements and accompanying notes of Vantage Energy II Group contained in EQT's Current Report on Form 8-K filed September 27, 2017, incorporated by reference herein.

 EQT CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2017

	EQT Historical	Rice Energy Historical	Pro Forma Adjustments		EQT Pro Forma Combined
	(Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$572,344	$161,540	$(1,751,000)	(a)	$—
			1,017,116	(c)
Accounts receivable	310,975	339,419	(9,699)	(b)	640,695
Derivative instruments, at fair value	85,442	10,624	214,337	(j)	310,403
Prepaid expenses and other	28,092	11,347	—		39,439

Total current assets	996,853	522,930	(529,246)		990,537
Property, plant and equipment, net	14,257,262	6,446,251	3,423,894	(a)	24,127,407
Investment in nonconsolidated entity	260,737	—	—		260,737
Other assets	209,159	789	5,332	(j)	215,280
Gas collateral account	—	5,332	(5,332)	(j)	—
Deferred financing costs, net	—	33,274	(22,781)	(a)	16,603
			6,110	(c)
Goodwill	—	879,011	509,475	(a)	1,388,486
Intangible assets, net	—	43,717	1,071,284	(a)	1,115,001
Acquisition deposit	—	18,033	—		18,033
Derivative assets	—	45,713	(45,713)	(j)	—

TOTAL ASSETS	$15,724,011	$7,995,050	$4,413,023		$28,132,084

LIABILITIES AND EQUITY
Current portion of long-term debt	$707,189	$—	$—		$707,189
Short term debt	—	—	539,559	(c)	539,559
Accounts payable	368,422	24,131	(9,699)	(b)	745,951
			82,412	(d)
			280,685	(j)
Derivative instruments, at fair value	107,880	39,061	193,215	(j)	340,156
Other current liabilities	172,235	90,194	19,870	(j)	282,299
Royalties payable	—	104,091	(104,091)	(j)	—
Accrued capital expenditures	—	176,594	(176,594)	(j)	—
Accrued interest	—	14,540	(14,208)	(c)	—
			(332)	(j)
Embedded derivative liability	—	15,417	(15,417)	(a)	—
Leasehold payable	—	19,538	(19,538)	(j)	—

Total current liabilities	1,355,726	483,566	775,862		2,615,154
Long-term debt	2,584,973	1,599,779	95,721	(a)	4,778,348
			497,875	(c)
Deferred income taxes	1,876,324	362,767	1,095,580	(a)	3,311,448
			(23,223)	(i)
Other liabilities and credits	529,418	90,204	12,279	(j)	631,901
Derivative liabilities	—	24,591	(24,591)	(j)	—
Leasehold payable	—	12,279	(12,279)	(j)	—

TOTAL LIABILITIES	6,346,441	2,573,186	2,417,224		11,336,851
Mezzanine equity	—	396,711	(271,711)	(a)	125,000
Shareholders' equity:
Common stock	3,440,691	2,117	(2,117)	(e)	9,212,691
			5,772,000	(a)
Additional paid in capital		3,473,266	(3,473,266)	(e)	—
Treasury stock, shares at cost	(82,000)	—	—		(82,000)
Retained earnings	2,703,778	(350,514)	(82,412)	(d)	2,644,589
			350,514	(e)
			23,223	(i)
Accumulated other comprehensive income	(293)	—	—		(293)

Total common shareholders' equity	6,062,176	3,124,869	2,587,942		11,774,987
Noncontrolling interests in consolidated subsidiaries	3,315,394	1,900,284	(320,432)	(a)	4,895,246

Total shareholders' equity	9,377,570	5,025,153	2,267,510		16,670,233

TOTAL LIABILITIES AND EQUITY	$15,724,011	$7,995,050	$4,413,023		$28,132,084

See accompanying notes to unaudited pro forma condensed combined financial statements.

EQT CORPORATION

UNAUDITED PRO FORMA STATEMENT OF COMBINED OPERATIONS
SIX MONTHS ENDED JUNE 30, 2017

	EQT Historical	Rice Energy Historical	Pro Forma Adjustments		EQT Pro Forma Combined
	(Thousands, except per share amounts)
Revenues:
Sale of natural gas, oil and NGLs	$1,250,179	$705,726	$—		$1,955,905
Pipeline and net marketing services	151,169	—	(19,881)	(b)	217,675
			86,387	(j)
Gain (loss) on derivatives not designated as hedges	187,068	—	88,779	(j)	275,847
Gathering, compression and water distribution	—	68,408	(68,408)	(j)	—
Other revenue	—	17,979	(17,979)	(j)	—

Total operating revenues	1,588,416	792,113	68,898		2,449,427
Operating expenses:
Transportation and processing	268,524	78,557	(19,881)	(b)	327,200
Operation and maintenance	40,867	14,998	—		55,865
Production	90,182	12,832	40,294	(j)	143,308
Exploration	6,603	11,118	—		17,721
Selling, general and administrative	129,067	73,050	10,298	(j)	207,177
			(5,238)	(d)
Depreciation, depletion, and amortization	472,735	282,782	39,001	(f)	794,518
Impairment of long-lived assets	—	92,355	—		92,355
Lease operating	—	40,294	(40,294)	(j)	—
Incentive unit expense	—	7,683	(7,683)	(j)	—
Acquisition expense	—	2,615	(2,615)	(j)	—
Other expense	—	19,365	—		19,365
Amortization of intangible assets	—	808	17,775	(g)	18,583

Total operating expenses	1,007,978	636,457	31,657		1,676,092

Operating income (loss)	580,438	155,656	37,241		773,335
Other income	10,019	453	—		10,472
Interest expense	86,733	54,292	(4,495)	(c)	137,812
			(817)	(d)
			2,099	(j)
Gain on derivative instruments	—	88,779	(88,779)	(j)	—
Loss on embedded derivatives	—	15,417	(15,417)	(h)	—
Amortization of deferred financing costs	—	6,078	(3,979)	(c)	—
			(2,099)	(j)

Income (loss) before income taxes	503,724	169,101	(26,830)		645,995
Income tax expense (benefit)	130,374	33,341	(103)	(i)	163,612

Net income	373,350	135,760	(26,727)		482,383
Less: Net income attributable to noncontrolling interests	(168,232)	(78,533)	16,841	(e)	(220,193)
			5,316	(f)
			4,415	(g)
Less: Preferred dividends and accretion of redeemable noncontrolling interests	—	(28,988)	28,988	(h)	—

Net income attributable to EQT Corporation	$205,118	$28,239	$28,833		$262,190

Earnings per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	173,320		92,198	(a)	265,518

Net income	$1.18		$—		$0.99

Diluted:
Weighted average common stock outstanding	173,525		92,198	(a)	265,723

Net income	$1.18		$—		$0.99

Dividends declared per common share	$0.06	$—	$—		$0.06

See accompanying notes to unaudited pro forma condensed combined financial statements.

EQT CORPORATION
UNAUDITED PRO FORMA STATEMENT OF COMBINED OPERATIONS
YEAR ENDED DECEMBER 31, 2016

	EQT Historical	Rice Energy Pro Forma (Note 3)	Pro Forma Adjustments		EQT Pro Forma Combined
	(Thousands, except per share amounts)
Revenues:
Sale of natural gas, oil and NGLs	$1,594,997	$796,735	$—		$2,391,732
Pipeline and net marketing services	262,342	—	(41,493)	(b)	359,753
			138,904	(j)
(Loss) on derivatives not designated as hedges	(248,991)	—	(213,889)	(j)	(462,880)
Gathering, compression and water services	—	114,496	(114,496)	(j)	—
Other revenue	—	24,408	(24,408)	(j)	—

Total operating revenues	1,608,348	935,639	(255,382)		2,288,605

Operating expenses:
Transportation and processing	365,817	144,576	(41,493)	(b)	468,900
Operation and maintenance	73,266	28,898	—		102,164
Production	174,826	21,173	63,578	(j)	259,577
Exploration	13,410	21,434	—		34,844
Selling, general and administrative	272,747	131,489	57,870	(j)	462,106
Depreciation, depletion, and amortization	927,920	469,837	194,607	(f)	1,592,364
Impairment of long-lived assets	66,687	23,057	20,853	(j)	110,597
Lease operating	—	63,578	(63,578)	(j)	—
Incentive unit expense	—	51,761	(51,761)	(j)	—
Acquisition expense	—	6,109	(6,109)	(j)	—
Other expense	—	28,039	—		28,039
Amortization of intangible assets	—	1,634	35,533	(g)	37,167
Impairment of gas properties	—	20,853	(20,853)	(j)	—

Total operating expenses	1,894,673	1,012,438	188,647		3,095,758

Gain on sale / exchange of assets	8,025	—	—		8,025

Operating (loss)	(278,300)	(76,799)	(444,029)		(799,128)
Other income	31,693	1,268	—		32,961
Interest expense	147,920	133,879	(39,143)	(c)	244,135
			1,479	(j)
Loss on derivative instruments	—	213,889	(213,889)	(j)	—
Amortization of deferred financing costs	—	7,545	(6,066)	(c)	—
			(1,479)	(j)

(Loss) before income taxes	(394,527)	(430,844)	(184,931)		(1,010,302)
Income tax (benefit)	(263,464)	(162,136)	(91,242)	(i)	(516,842)

Net (loss)	(131,063)	(268,708)	(93,689)		(493,460)
Less Net income attributable to noncontrolling interests	(321,920)	(31,419)	(64,415)	(e)	(398,297)
			10,631	(f)
			8,826	(g)
Less: Preferred dividends and accretion of redeemable noncontrolling assets	—	(28,450)	28,450	(h)	—

Net (loss) attributable to EQT Corporation	$(452,983)	$(328,577)	$(110,197)		$(891,757)

Earnings per share of common stock attributable to EQT corporation:
Basic:
Weighted average common stock outstanding	166,978		92,198	(a)	259,176

Net (loss)	$(2.71)		$—		$(3.44)

Diluted:
Weighted average common stock outstanding	166,978		92,198	(a)	259,176

Net (loss)	$(2.71)		$—		$(3.44)

Dividends declared per common share	$0.12	$—	$—		$0.12

See accompanying notes to unaudited pro forma condensed combined financial statements.

EQT CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.     Basis of Presentation

        The pro forma financial statements have been prepared to reflect the effects of the Rice Merger on the financial statements of EQT. The pro forma balance sheet is presented as if the Rice Merger had occurred on June 30, 2017. The pro forma statements of operations for the year ended December 31, 2016, and the six months ended June 30, 2017, are presented as if the Rice Merger had occurred on January 1, 2016. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the Rice Merger and, with respect to the statements of operations only, are expected to have a continuing impact on the combined results.

        The pro forma financial statements have been prepared using the acquisition method of accounting using the accounting guidance in ASC 805, with EQT treated as the acquirer. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measure. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing pro forma financial statements, and are subject to revision based on a final determination of fair value as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying pro forma financial statements and the combined company's future results of operations and financial position.

        The pro forma financial statements are provided for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of EQT would have been had the Rice Merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

2.     Pro Forma Adjustments and Assumptions

        The adjustments are based on currently available information and certain assumptions that EQT believes are reasonable. The actual effects of these transactions will differ from the pro forma adjustments. A general description of these transactions and adjustments are provided as follows:

          (a)   These adjustments reflect the estimated value of net consideration to be paid by EQT in the Rice Merger and the adjustment of the historical book values of Rice assets and liabilities as of June 30, 2017 to their estimated fair values. The following table represents the preliminary purchase price allocation to the assets acquired and liabilities assumed from Rice. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and the pro forma statements of operations. The final purchase price allocation will be determined when EQT has completed the detailed valuations and necessary calculations subsequent to closing the Rice Merger. The final purchase price allocation will differ from these estimates and could differ materially from the preliminary allocation used in the pro forma adjustments. EQT expects to finalize its allocation of the Rice Merger consideration as soon as practicable after completion of the Rice Merger.

          The preliminary purchase price allocation is subject to change as a result of several factors, including but not limited to:

    •
    changes in the estimated fair value of the shares of EQT common stock issued as consideration to the Rice stockholders, based on EQT's share price at the effective time of the Rice Merger;

    •
    finalization of assumed and retired Rice indebtedness;

    •
    changes in the estimated fair value of the Rice assets acquired and liabilities assumed as of the date of the Rice Merger, which could result from changes in future commodity prices, reserve estimates, inclusion of drilling synergies, other changes in cost assumptions, interest rates and other facts and circumstances existing at the closing date of the Rice Merger compared to the date of this prospectus supplement;

    •
    the tax basis of Rice's assets and liabilities as of the effective time of the Rice Merger;

    •
    changes in the fair value of the noncontrolling interest attributable to the public unit holders of Rice Midstream Partners LP, based on Rice Midstream Partners LP's share price at the effective time of the Rice Merger; and

    •
    the risk factors described in "Risk Factors."

Preliminary Purchase Price Allocation (in thousands)
Consideration:
Fair value of EQT common stock to be issued	$5,772,000
Cash consideration	1,751,000

Total consideration	7,523,000
Fair value of liabilities assumed:
Current liabilities	448,611
Interest bearing debt	1,695,500
Leasehold payables	31,817
Deferred income taxes	1,458,347
Other long term liabilities	114,795

Amount attributable to liabilities assumed	3,749,070
Fair value of assets acquired:
Cash	161,540
Current assets	361,390
Natural gas and oil properties	7,938,260
Other property, plant, and equipment	1,931,885
Intangible assets	1,115,001
Other long term assets	80,360
Mezzanine equity	(125,000)
Noncontrolling interests	(1,579,852)

Amount attributable to assets acquired	9,883,584

Goodwill as of June 30, 2017	$1,388,486

          As part of the preliminary price allocation, EQT identified an intangible asset for customer contracts and the related customer relationships in Rice's midstream business. The fair value of the identified intangible asset was determined using the income approach which requires a forecast of the expected future cash flows generated by these customer relationships. Goodwill is recognized to offset net deferred tax liabilities arising from differences between the purchase price allocated to Rice's assets and liabilities based on fair value and the tax basis of these assets and liabilities. The Rice Merger and the subsequent merger of the surviving corporation of the Rice Merger with and into an indirect wholly owned limited liability company subsidiary of EQT (pursuant to which the limited liability company subsidiary will survive as an indirect wholly owned subsidiary of EQT), taken together, are intended to be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986,

  as amended (the Code); therefore, Rice's tax basis in its assets and liabilities will carry over to EQT and its subsidiaries and EQT must recognize a deferred tax liability for the net increase in the book value. The goodwill is also attributable to EQT's qualitative assumptions of long-term value that the Rice Merger creates for EQT shareholders, including additional capital efficiencies from longer laterals and lower development costs on the expanded and concentrated acreage position created by the Rice Merger, and substantial operating and administrative synergies. Differences between the preliminary purchase price allocation and the final purchase price allocation may change the amount of intangible asset and goodwill, if any, actually recognized at the effective time of the Rice Merger.

          Pursuant to the Rice Merger Agreement, EQT will pay $5.30 in cash and issue 0.37 of a share of EQT common stock for each share of Rice common stock outstanding at the effective time of the Rice Merger, which would result in the issuance by EQT of approximately 92,198,000 shares of EQT common stock valued at $5,772 million (based on the closing price as of September 1, 2017 of $62.61) and payment of $1,321 million in cash. This includes the conversion of common units in Rice Energy Operating LLC into the right to receive the merger consideration received by holders of Rice common stock in the Rice Merger. In addition, Rice will exercise its call right with respect to the Series B preferred equity interest in Rice Midstream Holdings, and EQT will pay approximately $430 million in cash at closing to redeem this interest.

          From June 16, 2017, the last trading date prior to the transaction's initial announcement, to September 1, 2017, the preliminary value of EQT's merger consideration to be transferred had increased by approximately $354.0 million, as a result of the increase in the share price for EQT's common stock from $58.77 to $62.61. The final value of total merger consideration paid by EQT will be determined based on the actual number of EQT shares issued and the market price of EQT's common stock at the effective time of the Rice Merger. A ten percent increase or decrease in the closing price of EQT common stock, as compared to the September 1, 2017 closing price of $62.61, would increase or decrease the total consideration by approximately $577.2 million, assuming all other factors are held constant.

          The pro forma fair value of natural gas and oil properties to be acquired includes the following (in thousands):

Proved properties	$4,324,140
Unproved properties	3,614,120

Pro forma fair value of natural gas and oil properties acquired	$7,938,260

          NYMEX strip pricing as of June 30, 2017 was utilized in determining the pro forma fair value of proved producing reserves at a discount rate of 8.0%, after adjustment for expenses and basis differential. An increase or decrease in commodity price as of the closing date will result in a corresponding increase or decrease in the fair value of proved producing properties.

          (b)   The following pro forma adjustments eliminate historical transactions between Rice and EQT that would be treated as intercompany transactions after the Rice Merger:

    1.
    Elimination of $9.7 million of receivables and corresponding payables, consisting of $6.7 million for gathering transactions, $2.5 million for gas sales transactions, and $0.5 million for transmission transactions in the pro forma balance sheet as of June 30, 2017.

    2.
    Elimination of $19.9 million in revenue and corresponding expenses related to the elimination of $17.1 million of gathering transactions and $2.8 million of transmission transactions in the pro forma statement of operations for the period ended June 30, 2017.

    3.
    Elimination of $41.5 million in revenue and corresponding expenses related to the elimination of $38.1 million of gathering transactions and $3.4 million of transmission transactions in the pro forma statement of operations for the year ended December 31, 2016.

          (c)   Certain adjustments that are directly related to the Rice Merger were made to debt and debt related accounts. These adjustments include the planned extinguishment of the Rice notes and the Rice credit facilities at or near closing. The planned issuance of the EQT notes and the planned upsize of and borrowings on EQT's revolving credit facility are planned to fund the cash portion of the merger consideration and to support ongoing operations with better interest rates and terms available to EQT as a result of the Company's investment grade credit rating. The adjustments are as follows:

    1.
    A $1,017.1 million increase to cash reflecting the anticipated issuance of $2.0 billion of EQT notes, net of $12.7 million of issuance costs, $539.6 million drawn on the EQT revolver to fund the cash portion of the merger consideration and ongoing operations, repayment of the Rice notes, including call premium, of $1,377.0 million, $14.2 million of accrued interest on the Rice notes, repayment of $112.5 million of outstanding amounts on the Rice Midstream Holdings credit facility and $6.1 million of estimated debt issuance costs for fees related to increasing EQT's revolving credit facility to support the Rice Merger.

    2.
    A $6.1 million increase to deferred financing costs of estimated debt issuance costs for fees related to increasing EQT's revolving credit facility to support the Rice Merger.

    3.
    A $539.6 million increase to short term debt to reflect the draw on the EQT revolver.

    4.
    A $497.8 million increase to long term debt reflecting the anticipated issuance of $2.0 billion of EQT notes, net of $12.7 million of issuance costs offset by the repayment of the Rice notes recorded at fair value of $1,377.0 million and the repayment of $112.5 million of outstanding amounts on the Rice Midstream Holdings credit facility.

    5.
    A $4.5 million decrease in interest expense for the period ended June 30, 2017 consisting of the elimination of $49.9 million of Rice historical interest expense and an increase to interest expense of $45.4 million relating to the issuance of the EQT notes at an assumed weighted average interest rate of 3.65% per annum based on current market conditions and recent pricing for similar issuances by comparable companies, draw on EQT revolver at 2.95% based on the current rate under EQT's revolving credit facility as it was amended on July 31, 2017 and amortization of associated deferred financing costs.

    6.
    A $4.0 million pro forma adjustment was made to eliminate the amortization of deferred financing costs related to the Rice notes and the Rice credit facilities for the period ended June 30, 2017.

    7.
    A $39.1 million decrease in interest expense for the year ended December 31, 2016 consisting of the elimination of $129.9 million of Rice pro forma interest expense, including $34.3 million of pro forma Vantage interest expense, and an increase to interest expense of $90.8 million relating to the issuance of the EQT notes at an assumed weighted average interest rate of 3.65% per annum based on current market conditions and recent pricing for similar issuances by comparable companies, draw on EQT revolver at 2.95% based on the current rate under EQT's revolving credit facility as it was amended on July 31, 2017 and amortization of associated deferred financing costs.

    8.
    A $6.1 million pro forma adjustment was made to eliminate the amortization of deferred financing costs related to the Rice notes and the Rice credit facilities for the year ended December 31, 2016.

          A one percent change in the assumed interest rate of the EQT notes would increase or decrease the interest expense by $10.0 million and $20.0 million for the six months ended June 30, 2017 and for the year ended December 31, 2016, respectively. A one percent change in the interest rate of the EQT revolver would increase or decrease the interest expense by $2.7 million and $5.4 million for the six months ended June 30, 2017 and year ended December 31, 2016, respectively.

          (d)   To accrue for estimated remaining transaction costs of $82.4 million related to the Rice Merger, including underwriting, banking, legal and accounting fees that are not capitalized as part of the Rice Merger. The estimated remaining costs are not reflected in the historical June 30, 2017 balance sheets of EQT and Rice, but are reflected in the pro forma balance sheet as an increase to liabilities as they will be expensed by EQT and Rice as incurred. Transaction expenses recognized in the six months ended June 30, 2017 and their corresponding tax effect have been eliminated in the pro forma statements of operations due to their nonrecurring nature.

          (e)   Pro forma adjustment to show the impact of the elimination of the Rice equity on the pro forma balance sheet and the elimination of the noncontrolling interest in Rice Energy Operating LLC on the pro forma statement of operations for the six months ended June 30, 2017 and the year ended December 31, 2016.

          (f)    Pro forma adjustment of historical depreciation, depletion and amortization expense (DD&A) related to the step up of property, plant and equipment to estimated fair value. In addition, this adjustment includes a pro forma adjustment for DD&A to adjust the depreciation on certain Rice midstream assets to EQT's policy to depreciate gathering pipelines over a 50 year useful life and to depreciate compression and measurement assets over a 25 year useful life.

          (g)   As part of the preliminary price allocation, EQT identified intangible assets related to Rice's midstream business. This pro forma adjustment reflects the amortization of the fair value of the intangible assets acquired using a 30 year estimated life and a straight line method of amortization.

          (h)   Pro forma adjustment for elimination of preferred dividends and accretion of redeemable noncontrolling interests related to EQT's redemption of the Series B preferred interest in Rice Midstream Holdings for $430 million. A pro forma adjustment of $15.4 million for the six months ended June 30, 2017 was also made to eliminate the loss on embedded derivatives as it relates to the option on the Series B preferred interest which will be redeemed at the Rice Merger as reflected in pro forma adjustment (a).

          (i)    The pro forma income tax adjustments included in the pro forma statement of operations for the periods ended June 30, 2017 and December 31, 2016 reflect the income tax effects of the pro forma adjustments presented. The tax rate applied to the pro forma adjustments was the statutory federal and apportioned statutory state tax rate, net of the federal benefit of state taxes, applied to pre-tax income, excluding income allocated to noncontrolling interests as taxes attributable to noncontrolling interests and not borne by EQT. No adjustment has been included in the pro forma statement of operations for potential adjustments to EQT's valuation allowance on deferred tax assets due to the nonrecurring nature of any such adjustment.

          (j)    The following reclassifications were made as a result of the transaction to conform to EQT's presentation:

    1.
    Reclassification of $45.7 million of long term derivative assets, $24.6 million of long term derivative liabilities, to current and an increase of $168.6 million to current derivative assets and liabilities to conform to EQT's presentation of derivatives.

    2.
    Reclassification of $5.3 million of Rice's gas collateral account to other assets.

    3.
    Reclassification of $104.1 million of Rice's royalties payable to accounts payable.

    4.
    Reclassification of $176.6 million of Rice's accrued capital expenditures to accounts payable.

    5.
    Reclassification of $19.5 million of Rice's current leasehold payable to other current liabilities.

    6.
    Reclassification of $0.3 million of Rice's accrued interest to other current liabilities.

    7.
    Reclassification of $12.3 million of Rice's long-term leasehold payable to other long term liabilities.

    8.
    Reclassification on the June 30, 2017 pro forma statement of operations of $68.4 million of Rice's gathering, compression and water services to pipeline and net market services.

    9.
    Reclassification on the June 30, 2017 pro forma statement of operations of $18.0 million of Rice's other revenue to pipeline and net marketing services.

    10.
    Reclassification on the June 30, 2017 pro forma statement of operations of $88.8 million of Rice's loss (gain) on derivative instruments to (loss) gain on derivatives not designated as hedges.

    11.
    Reclassification on the June 30, 2017 pro forma statement of operations of $40.3 million of Rice's lease operating expenses to production expense.

    12.
    Reclassification on the June 30, 2017 pro forma statement of operations of $7.7 million of Rice's incentive unit expense to selling, general and administrative expense.

    13.
    Reclassification on the June 30, 2017 pro forma statement of operations of $2.6 million of Rice's acquisition expense to selling, general and administrative expense.

    14.
    Reclassification on the June 30, 2017 pro forma statement of operations of $2.1 million of Rice's amortization of deferred finance costs to interest expense.

    15.
    Reclassification on the December 31, 2016 pro forma statement of operations of $114.5 million of Rice's gathering, compression and water services to pipeline and net marketing services.

    16.
    Reclassification on the December 31, 2016 pro forma statement of operations of $24.4 million of Rice's other revenue to pipeline and net marketing services.

    17.
    Reclassification on the December 31, 2016 pro forma statement of operations of $213.9 million of Rice's loss on derivative instruments to (loss) on derivatives not designated as hedges.

    18.
    Reclassification on the December 31, 2016 pro forma statement of operations of $63.6 million of Rice's lease operating expenses to production expenses.

    19.
    Reclassification on the December 31, 2016 pro forma statement of operations of $20.9 million of Rice's impairment of gas properties to impairment of long lived assets.

    20.
    Reclassification on the December 31, 2016 pro forma statement of operations of $51.7 million of Rice's incentive unit expense to selling, general and administrative expense.

    21.
    Reclassification on the December 31, 2016 pro forma statement of operations of $6.1 million of Rice's acquisition expense to selling, general and administrative expense.

    22.
    Reclassification on the December 31, 2016 pro forma statement of operations of $1.5 million of Rice's amortization of deferred financing costs to interest expense.

        The pro forma financial statements do not reflect any compensation related adjustments as certain personnel matters are evolving and any recurring impact from compensation adjustments would not be factually supportable. In addition, the combined pro forma financial statements do not reflect the realization of any expected cost savings or other synergies from the Rice Merger as a result of restructuring activities and other cost savings initiatives. Although EQT believes cost savings and other synergies will be realized following the business combination, there can be no assurance that cost savings or any other synergies will be achieved in full or at all. In addition, the pro forma financial statements do not reflect the planned restructuring charges associated with these cost savings, which are expected to be expensed in EQT's statement of operations.

3.     Rice's Unaudited Pro Forma Condensed Combined Statements of Operations

        Rice's unaudited pro forma statement of operations for the year ended December 31, 2016 included in the unaudited pro forma condensed combined statement of operations gives effect to Rice's acquisition of Vantage and their subsidiaries pursuant to the terms of the Purchase and Sale Agreement dated September 26, 2016 between Rice and Vantage. Rice's unaudited pro forma combined statement of operations is presented as if Rice had acquired Vantage on January 1, 2016:

	Rice Energy Historical(1)	Vantage Historical(2)	Pro Forma Adjustments		Rice Energy Pro Forma Combined
	(Thousands, except per share amounts)
Revenues:
Sale of natural gas, oil and NGLs	$653,441	$143,294	$—		$796,735
Gathering, compression and water services	101,057	13,439	—		114,496
Other revenue	24,408	—	—		24,408

Total operating revenues	778,906	156,733	—		935,639

Operating expenses:
Transportation and processing	123,852	20,724	—		144,576
Operation and maintenance	23,215	5,683	—		28,898
Production	13,866	7,307	—		21,173
Exploration	15,159	—	6,275	(a)	21,434
Selling, general and administrative	118,093	13,396	—		131,489
Depreciation, depletion, and amortization	368,455	64,314	37,068	(b)	469,837
Impairment of long-lived assets	23,057	—	—		23,057
Lease operating	50,574	13,004	—		63,578
Incentive unit expense	51,761	—	—		51,761
Acquisition expense	6,109	—	—		6,109
Other expense	27,308	731	—		28,039
Amortization of intangible assets	1,634	—	—		1,634
Impairment of gas properties	20,853	237,668	(237,668)	(c)	20,853

Total operating expenses	843,936	362,827	(194,325)		1,012,438

Operating (loss) income	(65,030)	(206,094)	194,325		(76,799)
Other income (loss)	1,406	(138)	—		1,268
Interest expense	99,627	34,252	—		133,879
Loss (gain) on derivative instruments	220,236	(6,347)	—		213,889
Amortization of deferred financing costs	7,545	—	—		7,545

(Loss) income before income taxes	(391,032)	(234,137)	194,325		(430,844)
Income tax (benefit) expense	(142,212)	—	(19,924)	(d)	(162,136)

Net (loss)	(248,820)	(234,137)	214,249		(268,708)
Less: Net income attributable to noncontrolling interests	(20,931)	—	(20,420)	(e)	(31,419)
			9,932	(f)

Net (loss) attributable to Rice	(269,751)	(234,137)	203,761		(300,127)
Less: Preferred dividends and accretion of redeemable noncontrolling assets	(28,450)	—	—		(28,450)

Net (loss) attributable to Rice common stockholders	$(298,201)	$(234,137)	$203,761		$(328,577)

Earnings per share of common stock attributable to Rice corporation:
Basic and Diluted:
Weighted average common stock outstanding	162,226				162,226

Net (loss)	$(1.84)				$(2.03)

(1)
Includes Vantage amounts from October 19, 2016 through December 31, 2016.

(2)
Represents the amounts on the Vantage Statement of Operations for January 1, 2016 through October 18, 2016.

(a)
Reflects exploratory costs capitalized by Vantage under the full cost method that would have been charged to exploration expense under the successful efforts method of accounting for oil and gas properties.

(b)
Adjustment of historical depreciation, depletion and amortization of Vantage to adjust to Rice's policy to depreciate midstream assets over a 60 year useful life and to include pro forma provisions for DD&A related to the step up of property, plant and equipment to estimated fair value and application of the successful efforts method of accounting in the determination of the depletion rate.

(c)
To eliminate the historical natural gas and oil properties impairment charges recorded under the ceiling test of the full cost method of accounting to conform to Rice's successful efforts method of accounting in the determination of the depletion rate.

(d)
To reflect tax impact of Vantage results of operations under Rice's corporate tax structure. The tax rate applied to the pro forma adjustments and Vantage's untaxed preacquisition net loss was the statutory federal and apportioned statutory state tax rate, net of the federal benefit of state taxes, applied to pre-tax income, excluding income allocated to noncontrolling interests as taxes attributable to noncontrolling interests not borne by Rice.

(e)
To adjust for historical estimated impact of Vantage on Rice Midstream Holdings noncontrolling interest.

(f)
To adjust for historical estimated impact of Vantage on Rice Energy Operating noncontrolling interest.

4.     Supplemental Pro Forma Natural Gas, NGLs and Crude Oil Reserves Information

        The following tables present the estimated pro forma combined net proved developed and undeveloped, natural gas, NGLs and crude oil reserves as of December 31, 2016, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2016. The pro forma reserve information set forth below gives effect to the Rice Merger as if the transaction had occurred on January 1, 2016.

        The following estimated pro forma reserve information is not necessarily indicative of the results that might have occurred had the Rice Merger taken place on January 1, 2016 and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled "Risk Factors."

	Total (Bcfe)—Natural Gas, Oil, and NGLs(1)
	EQT Historical	Rice Energy Historical	Pro Forma Adjustments		EQT Pro Forma Combined
Balance—December 31, 2015	9,976.6	1,700.0	—		11,676.6
Revisions of previous estimates	(472.3)	17.2	—		(455.1)
Extensions, discoveries and other additions	2,384.7	1,667.8	—		4,052.5
Purchase of hydrocarbons in place	2,395.8	—	924.7	(a)	3,320.5
Acquisitions	—	924.7	(924.7)	(a)	—
Production	(776.4)	(304.4)	—		(1,080.8)

Balance—December 31, 2016	13,508.4	4,005.3	—		17,513.7

Proved developed reserves as of
December 31, 2015	6,279.6	1,014.9	—		7,294.5

December 31, 2016	6,843.0	2,178.8	—		9,021.8

Proved undeveloped reserves as of
December 31, 2015	3,697.0	685.1	—		4,382.1

December 31, 2016	6,665.4	1,826.5	—		8,491.9

(a)
Reclassification of hydrocarbons to purchase of hydrocarbons in place.

	Natural Gas (Bcf)(1)
	EQT Historical	Rice Energy Historical(1)	Pro Forma Adjustments		EQT Pro Forma Combined
Balance—December 31, 2015	9,110.3	1,694.3	—		10,804.6
Revisions of previous estimates	(607.1)	17.5	—		(589.6)
Extensions, discoveries and other additions	2,241.5	1,657.5	—		3,899.0
Purchase of natural gas in place	2,288.2	—	886.9	(a)	3,175.1
Acquisitions	—	886.9	(886.9)	(a)	—
Production	(701.0)	(302.3)	—		(1,003.3)

Balance—December 31, 2016	12,331.9	3,953.9	—		16,285.8

Proved developed reserves as of
December 31, 2015	5,653.0	1,010.4	—		6,663.4

December 31, 2016	6,075.0	2,136.1	—		8,211.1

Proved undeveloped reserves as of
December 31, 2015	3,457.3	683.9	—		4,141.2

December 31, 2016	6,256.9	1,817.8	—		8,074.7

(a)
Reclassification of natural gas acquisitions to purchase of natural gas in place.

	NGLs (Thousands of Bbls)(1)
	EQT Historical	Rice Energy Historical	Pro Forma Adjustments		EQT Pro Forma Combined
Balance—December 31, 2015	138,481	883	—		139,364
Revisions of previous estimates	21,322	(137)	—		21,185
Extensions, discoveries and other additions	23,797	1,706	—		25,503
Purchase of NGLs in place	17,932	—	6,125	(a)	24,057
Acquisitions	—	6,125	(6,125)	(a)	—
Production	(11,837)	(281)	—		(12,118)

Balance—December 31, 2016	189,695	8,296	—		197,991

Proved developed reserves as of
December 31, 2015	98,528	678	—		99,206

December 31, 2016	121,605	6,844	—		128,449

Proved undeveloped reserves as of
December 31, 2015	39,953	205	—		40,158

December 31, 2016	68,090	1,452	—		69,542

(a)
Reclassification of NGL acquisitions to purchase of NGLs in place.

	Oil (Thousands of Bbls)(1)
	EQT Historical	Rice Energy Historical	Pro Forma Adjustments		EQT Pro Forma Combined
Balance—December 31, 2015	5,900	71	—		5,971
Revisions of previous estimates	1,159	98	—		1,257
Extensions, discoveries and other additions	62	8	—		70
Purchase of oil in place	3	—	172	(a)	175
Acquisitions	—	172	(172)	(a)	—
Production	(729)	(72)	—		(801)

Balance—December 31, 2016	6,395	277	—		6,672

Proved developed reserves as of
December 31, 2015	5,900	71	—		5,971

December 31, 2016	6,395	273	—		6,668

Proved undeveloped reserves as of
December 31, 2015	—	—	—		—

December 31, 2016	—	4	—		4

(a)
Reclassification of oil acquisitions to purchase of oil in place

(1)
One thousand BBl equals approximately 6 million cubic feet (MMcf)

        The pro forma standardized measure of discounted future net cash flows relating to proved natural gas, NGLs and crude oil reserves as of December 31, 2016 is as follows (in thousands):

	EQT Historical	Rice Energy Historical	EQT Pro Forma Combined
Future cash flows	$24,011,281	$7,174,765	$31,186,046
Future production costs	(14,864,126)	(3,103,526)	(17,967,652)
Future development costs	(3,778,698)	(1,124,478)	(4,903,176)
Future income tax expense	(1,753,067)	(41,135)	(1,794,202)

Future net cash flows	3,615,390	2,905,626	6,521,016
10% annual discount for estimated timing of cash flows	(2,626,636)	(1,357,411)	(3,984,047)

Standardized measure of discounted future net cash flows	$988,754	$1,548,215	$2,536,969

        The changes in the pro forma standardized measure of discounted future net cash flows relating to proved oil, natural gas and NGL reserves for the year ended December 31, 2016 are as follows (in thousands):

	EQT Historical	Rice Energy Historical	Pro Forma Adjustments		EQT Pro Forma Combined
Net changes in prices, production and development costs	$(1,129,026)	$(18,656)	$—		$(1,147,682)
Revisions of previous quantity estimates	(60,959)	46,894	—		(14,065)
Sales and transfers of natural gas and oil produced—net	(539,980)	(510,868)	—		(1,050,848)
Net change in income taxes	(91,823)	(20,191)	—		(112,014)
Accretion of discount	122,674	88,627	—		211,301
Purchases of minerals in place—net	592,078	—	407,690	(a)	999,768
Extensions, discoveries and improved recovery, less related costs	590,885	516,370	—		1,107,255
Acquisitions	—	407,690	(407,690)	(a)	—
Development costs incurred during the period	402,891	—	111,276	(b)	514,167
Previously estimated development costs incurred	—	111,276	(111,276)	(b)	—
Sales of minerals in place—net	—	—	—		—
Timing and other	124,460	40,800	—		165,260

Net change for the year	11,200	661,942	—		673,142
Beginning of year	977,554	886,273	—		1,863,827

End of year	$988,754	$1,548,215	$—		$2,536,969

(a)
Reclassification of $407.7 million of natural gas acquisitions to purchase of minerals in place—net

(b)
Reclassification of $111.3 million of previously estimated development costs incurred to development costs incurred during the period.

DESCRIPTION OF NOTES

        The following description is only a summary of certain provisions of the Indentures and the notes, copies of which are available upon request to us at the address set forth under "Where You Can Find More Information." In this Description of Notes section, the term "EQT" refers only to EQT Corporation and not to any of its subsidiaries or affiliates. You can find the definitions of capitalized terms used in this description under the subheading "Certain Definitions." Certain defined terms used in this description but not defined below under "Certain Definitions" have the meanings assigned to them in the applicable Indenture. We urge you to read the Indentures and the notes because they, and not this description, define your rights as holders of the notes.

General

        EQT will issue (i) the 20    notes as a series of debt securities under a base indenture, dated as of March 18, 2008 (the base indenture), between EQT, as successor, and The Bank of New York Mellon, as trustee (the Trustee), as supplemented by a fifth supplemental indenture (together with the base indenture, the 20    Notes Indenture) to be entered into between EQT and the Trustee with respect to the 20    notes, (ii) the 20    notes as a series of debt securities under the base indenture as supplemented by a sixth supplemental indenture (together with the base indenture, the 20    Notes Indenture) to be entered into between EQT and the Trustee with respect to the 20    notes and (iii) the 20    notes as a series of debt securities under the base indenture as supplemented by a seventh supplemental indenture (together with the base indenture, the 20    Notes Indenture) to be entered into between EQT and the Trustee with respect to the 20    notes. The term "Indenture" or "Indentures" in this description of notes refers to the 20    Notes Indenture, the 20    Notes Indenture or the 20    Notes Indenture, or all of them, as the context may require.

        The stated maturity of principal for the 20    notes will be            , 20    . The 20    notes will bear interest (computed on the basis of a 360-day year consisting of twelve 30-day months) from                          , 2017 at the rate of        % per annum, payable semi-annually in arrears. Interest on the 20    notes will be payable on            and            of each year, commencing on                          , 2018, to the holders of record of the 20    notes at the close of business on the             or            (whether or not a Business Day), as the case may be, preceding the relevant interest payment date. Interest payable on each interest payment date will include interest accrued from                           , 2017 or from the most recent interest payment date to which interest has been paid or duly provided for. If any payment date is not a Business Day, then payment will be made on the next succeeding Business Day, but without any additional interest or other amount.

        The stated maturity of principal for the 20    notes will be                          , 20    . The 20    notes will bear interest (computed on the basis of a 360-day year consisting of twelve 30-day months) from                          , 2017 at the rate of        % per annum, payable semi-annually in arrears. Interest on the 20    notes will be payable on            and            of each year, commencing on                          , 2018, to the holders of record of the 20    notes at the close of business on the             or            (whether or not a Business Day), as the case may be, preceding the relevant interest payment date. Interest payable on each interest payment date will include interest accrued from                           , 2017 or from the most recent interest payment date to which interest has been paid or duly provided for. If any payment date is not a Business Day, then payment will be made on the next succeeding Business Day, but without any additional interest or other amount.

        The stated maturity of principal for the 20    notes will be                          , 20    . The 20    notes will bear interest (computed on the basis of a 360-day year consisting of twelve 30-day months) from                          , 2017 at the rate of        % per annum, payable semi-annually in arrears. Interest on the 20    notes will be payable on            and            of each year, commencing on                          , 2018, to the holders of record of the 20    notes at the close of business on the             or            (whether or

not a Business Day), as the case may be, preceding the relevant interest payment date. Interest payable on each interest payment date will include interest accrued from                          , 2017 or from the most recent interest payment date to which interest has been paid or duly provided for. If any payment date is not a Business Day, then payment will be made on the next succeeding Business Day, but without any additional interest or other amount.

        The notes will be senior, unsecured obligations of EQT and will rank equally with all of EQT's other existing and future unsecured and unsubordinated indebtedness. The notes will be represented by Global Securities, which will be deposited with, or on behalf of, The Depository Trust Company (DTC), New York, New York, and registered in the name of DTC's nominee. Each note represented by a Global Security is referred to herein as a "Book-Entry Note."

        The Indentures do not limit the amount of notes or other debt securities of EQT that may be issued under the Indentures. EQT may at any time and from time to time, without notice to or consent of the holders, issue additional debt securities of any series. Any such additional notes will have the same ranking, interest rate, maturity date and other terms as the notes of such series offered hereby. Any such additional notes, together with the notes of such series offered hereby, will constitute a single series of notes of such series under the applicable Indenture; provided, that any such additional notes that are not fungible with the notes of such series for U.S. Federal income tax purposes will have a separate CUSIP, ISIN and/or other identifying number, if applicable, than the notes of such series. References herein to the notes of any series shall include (unless the context otherwise requires) any additional notes of such series issued as described in this paragraph.

        Unless otherwise provided and except with respect to Book-Entry Notes, principal of and premium, if any, and interest, if any, on the notes will be payable, and the transfer of notes will be registrable, at the Corporate Trust Office of the Trustee, except that, at the option of EQT, interest may be paid by mailing a check to the holder of the notes entitled thereto or, in accordance with arrangements satisfactory to the Trustee, at the option of the holder of the notes by wire transfer to an account designated by such holder.

        For a description of payments of principal of, and premium, if any, and interest on, and transfer of, Book-Entry Notes and exchanges of Global Securities representing Book-Entry Notes, see "Book-Entry, Delivery and Form."

        The notes will be issued only in fully registered form without coupons only in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Optional Redemption

        We may redeem the notes of any series at our option, at any time and from time to time, in whole or in part, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes of such series to be redeemed plus accrued and unpaid interest thereon to the date of redemption; and

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the notes of such series to be redeemed (assuming that such notes matured on their applicable Par Call Date) exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30 day months) at the applicable Treasury Rate plus            basis points in the case of the 20    notes,             basis points in the case of the 20    notes and            basis points in the case of the 20    notes, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the date of redemption.

        Notwithstanding the foregoing, if the notes of any series are redeemed on or after the Par Call Date with respect to such series of notes, the redemption price will be 100% of the principal amount of the notes of such series to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

        For purposes of determining the optional redemption price, the following definitions are applicable:

        "Treasury Rate" means, with respect to any redemption date for the notes of any series, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

        The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

        "Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("remaining life") of the notes of the applicable series that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the notes of such series.

        "Comparable Treasury Price" means, with respect to any redemption date:

  •
  the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or

  •
  if the Independent Investment Banker is unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the Independent Investment Banker.

        "Independent Investment Banker" means one of Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as specified by EQT, or if these firms are unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by EQT.

        "Par Call Date" means (i) with respect to the 20    notes,                          , 20    (            months prior to the stated maturity date of the 20    notes), (ii) with respect to the 20     notes,                           , 20     (             months prior to the stated maturity date of the 20     notes) and (iii) with respect to the 20     notes,                         , 20     (             months prior to the stated maturity date of the 20    notes).

        "Reference Treasury Dealer" means Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC (and their respective successors), provided however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer (a "Primary Treasury Dealer"), EQT will substitute therefor another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for the notes of any series, an average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the notes of such series (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date. Notice of any redemption will be mailed, or delivered electronically if such notes are held by any depositary (including, without limitation, DTC (as defined below)) in accordance with such depositary's customary procedures, at least 15 days but not more than 60 days before the redemption date to each registered holder of notes to be redeemed. Unless EQT defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption. If fewer than all of the notes of any series are to be redeemed, the Trustee will select, not more than 60 days prior to the redemption date, the particular notes of such series or portions thereof for redemption from the outstanding notes of such series not previously called by such method as the Trustee deems fair and appropriate.

        Except as set forth above, the notes will not be redeemable by EQT prior to maturity and will not be entitled to the benefit of any sinking fund.

Special Mandatory Redemption

        If (x) the consummation of the Rice Merger (as defined below) does not occur on or before May 19, 2018 (the Outside Date) or (y) EQT notifies the Trustee that EQT will not pursue the consummation of the Rice Merger (the earlier of the date of delivery of such notice described in clause (y) and the Outside Date, the Special Mandatory Redemption Trigger Date), EQT will be required to redeem the notes of each series then outstanding (such redemption, the Special Mandatory Redemption) at a redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date (as defined below) (the Special Mandatory Redemption Price).

        In the event that EQT becomes obligated to redeem the notes of any series pursuant to the Special Mandatory Redemption, EQT will promptly, and in any event not more than ten Business Days after the Special Mandatory Redemption Trigger Date, deliver notice to the Trustee of the Special Mandatory Redemption and the date upon which such notes will be redeemed (the Special Mandatory Redemption Date, which date shall be no later than the third Business Day following the date of such notice) together with a notice of Special Mandatory Redemption for the Trustee to deliver to each registered holder of notes to be redeemed. The Trustee will then promptly mail, or deliver electronically if such notes are held by any depositary (including, without limitation, DTC) in accordance with such depositary's customary procedures, such notice of Special Mandatory Redemption to each registered holder of notes to be redeemed at its registered address. Unless EQT defaults in payment of the Special Mandatory Redemption Price, on and after such Special Mandatory Redemption Date, interest will cease to accrue on the notes to be redeemed.

        For purposes of the Special Mandatory Redemption provisions of the notes of each series, the following definitions are applicable:

        "Rice" means Rice Energy Inc., a Delaware corporation, and its successors.

        "Rice Merger" means the acquisition of Rice by EQT pursuant to the Rice Merger Agreement (as defined below).

        "Rice Merger Agreement" means that certain Agreement and Plan of Merger, dated as of June 19, 2017, by and among EQT, Rice and Eagle Merger Sub I, Inc., a Delaware corporation, as amended, supplemented, restated or otherwise modified from time to time.

Certain Covenants

        Each Indenture will contain certain covenants, including, among others, those described below. Except as set forth below, EQT will not be restricted by the Indentures from incurring any type of indebtedness or other obligation, from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock. In addition, apart from the provisions relating to the Special Mandatory Redemption, the Indentures will not contain any provisions that would require EQT to repurchase or redeem or otherwise modify the terms of any of the notes upon a change in control or other events involving EQT which may adversely affect the creditworthiness of the notes. The Indentures will not restrict the ability of EQT or its subsidiaries to transfer assets to and among EQT's subsidiaries.

Restriction on Liens

        Each Indenture will provide that EQT shall not, and shall not permit any Restricted Subsidiary to, issue, assume or guarantee any Debt secured by a mortgage, pledge, security interest or lien (any mortgage, pledge, security interest or lien being hereinafter referred to as a "lien" or "liens") upon any Principal Property of EQT or of any Restricted Subsidiary or upon any shares of stock or Debt issued by any Restricted Subsidiary, whether now owned or hereafter acquired, without in any such case effectively providing that the notes together with, if EQT shall so determine, any other indebtedness of or guaranty by EQT or such Restricted Subsidiary then existing or thereafter created which is not subordinated to the notes, shall be secured equally and ratably with (or, at the option of EQT, prior to) such secured Debt so long as such Debt shall be so secured; provided, however, that nothing in the foregoing shall prevent, restrict or apply to (and there shall be excluded from secured Debt in any computation under this covenant) Debt secured by:

  •
  liens on property of, or shares of stock or Debt issued by, any Subsidiary existing at the time such Subsidiary becomes a Restricted Subsidiary; provided, that such lien shall not have been incurred in connection with the transfer by EQT or a Restricted Subsidiary of a Principal Property to such Subsidiary unless EQT, within 180 days of the effective date of such transfer, applies or causes a Restricted Subsidiary to apply an amount equal to the fair value, as determined by the Board of Directors, of such Principal Property at the time of such transfer, to the prepayment or retirement of the notes or other Debt of EQT (other than Debt subordinated to the notes), or Debt of any Restricted Subsidiary (other than Debt owed to EQT or any Restricted Subsidiary), having a stated maturity (x) more than 12 months from the date of such application or (y) which is extendable at the option of the obligor thereon to a date more than 12 months from the date of such application;

  •
  liens on any property, shares of stock or Debt existing at the time of acquisition thereof by EQT or a Restricted Subsidiary (including acquisition through merger or consolidation) or liens to secure the payment of all or any part of the purchase price or construction cost thereof or securing any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property, shares of stock or Debt or the completion of any such construction, whichever is later, for the purpose of financing all or any part of the purchase price or construction cost thereof;

  •
  liens on any property to secure all or any part of the cost of development, construction, alteration, repair or improvement of all or any portion of such property, or to secure Debt incurred prior to, at the time of, or within 180 days after, the completion of such development, construction, alteration, repair or improvement, whichever is later, for the purpose of financing all or any part of such cost;

  •
  liens which secure Debt owed by a Restricted Subsidiary to EQT or to another Restricted Subsidiary or by EQT to a Restricted Subsidiary so long as the Debt is held by EQT or a Restricted Subsidiary;

  •
  liens securing Debt of a corporation or other Person which becomes a successor of EQT in accordance with the terms of the applicable Indenture other than Debt incurred by such corporation or other Person in connection with a consolidation, merger or sale of assets in accordance with the terms of the applicable Indenture;

  •
  liens on property of EQT or a Restricted Subsidiary in favor of the United States or any state thereof, or any department, agency or instrumentality or political subdivision of the United States or any state thereof, or in favor of any other country or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction, alteration, repair or improvement of the property subject to such liens (including but not limited to liens incurred in connection with pollution control, industrial revenue or similar financing), or in favor of any trustee or mortgagee for the benefit of holders of indebtedness of any such entity incurred for any such purpose;

  •
  liens securing Debt which is payable, both with respect to principal and interest, solely out of the proceeds of oil, gas, coal or other minerals to be produced from the property subject thereto and to be sold or delivered by EQT or a Subsidiary, including any interest of the character commonly referred to as a "production payment";

  •
  liens created or assumed by a Subsidiary on oil, gas, coal or other mineral property, owned or leased by a Subsidiary, to secure Debt of such Subsidiary for the purpose of developing such property, including any interest of the character commonly referred to as a "production payment"; provided, however, that neither EQT nor any Subsidiary shall assume or guarantee such Debt or otherwise be liable in respect thereof; or

  •
  any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien referred to in the foregoing bullets or of any Debt secured thereby; provided, that such extension, renewal or replacement lien shall be limited to all or any part of the same property that secured the lien extended, renewed or replaced (plus any improvements and construction on such property), or to other property of EQT or its Restricted Subsidiaries not subject to the limitations in the covenant described above under the caption "—Restrictions on Liens", and shall secure no larger amount of Debt than that which had been so secured at the time of such extension, renewal or replacement (plus any premium or fee payable in connection therewith) and, in the case of the fourth bullet above, that the Debt being secured thereby is being secured for the same type of Person as the Debt being replaced.

        Each Indenture will also provide that EQT and any one or more Restricted Subsidiaries may issue, assume or guarantee debt secured by a lien without equally and ratably securing the notes if at the time of such issuance, assumption or guarantee (the Incurrence Time) the aggregate amount of such Debt plus all other Debt of EQT and its Restricted Subsidiaries secured by liens (other than Debt permitted to be secured under the preceding bullets) which would otherwise be subject to the foregoing restrictions after giving effect to the retirement of any Debt which is concurrently being retired, plus the aggregate Attributable Debt (determined as of the Incurrence Time) of Sale and Leaseback Transactions (other than Sale and Leaseback Transactions permitted by the first two bullets below) entered into after the closing date of this offering and in existence at the Incurrence Time (less the aggregate amount of proceeds of such Sale and Leaseback Transactions which shall have been applied in accordance with the third bullet below), does not exceed 15% of Consolidated Net Tangible Assets.

Restriction on Sale and Leaseback Transactions

        Each Indenture will further provide that EQT shall not, and shall not permit any Restricted Subsidiary to, enter into any arrangement after the closing of this offering with any bank, insurance company or other lender or investor (other than EQT or another Restricted Subsidiary) providing for the leasing as lessee by EQT or a Restricted Subsidiary of any Principal Property (except a lease for a term not to exceed three years by the end of which term it is intended that the use of such Principal Property by the lessee will be discontinued and a lease which secures or relates to industrial revenue or pollution control bonds or similar financing), which was or is owned by EQT or a Restricted Subsidiary and which has been or is to be sold or transferred by EQT or a Restricted Subsidiary to such Person more than 180 days after the completion of construction and commencement of full operation of such property by EQT or such Restricted Subsidiary, to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (herein referred to as a Sale and Leaseback Transaction), unless:

  •
  EQT or such Restricted Subsidiary would, at the time of entering into such arrangement, be entitled pursuant to the nine bullets set forth under "Restrictions on Liens" above, without equally and ratably securing the notes, to issue, assume or guarantee Debt secured by a lien on such Principal Property in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction;

  •
  the Attributable Debt of EQT and its Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after the closing date of this offering (other than such Sale and Leaseback Transactions as are permitted as described in the bullet above or the bullet below), plus the aggregate principal amount of Debt secured by liens on Principal Properties then outstanding (not including any such Debt secured by liens described in the nine bullets set forth under "Restrictions on Liens" above) which do not equally and ratably secure the notes, would not exceed 15% of Consolidated Net Tangible Assets; or

  •
  EQT, within 180 days after any such sale or transfer, applies or causes a Restricted Subsidiary to apply an amount equal to the greater of the net proceeds of such sale or transfer or the fair value, as determined by the Board of Directors, of the Principal Property so sold and leased back at the time of entering into such Sale and Leaseback Transaction to either (or a combination of) (A) the prepayment or retirement of the notes or other Debt of EQT (other than Debt subordinated to the notes), or Debt of any Restricted Subsidiary (other than Debt owed to EQT or any Restricted Subsidiary), or (B) the purchase, construction or development of other property used or useful in the business of EQT.

        Notwithstanding the foregoing, where EQT or any Restricted Subsidiary is the lessee in any Sale and Leaseback Transaction, Attributable Debt shall not include any Debt resulting from the guarantee by EQT or any other Restricted Subsidiary of the lessee's obligation thereunder.

Merger, Consolidation and Sale of Assets

        EQT will not consolidate with any other entity or accept a merger of any other entity into EQT or permit EQT to be merged into any other entity, or sell other than for cash or lease its assets substantially as an entirety to another entity, or purchase the assets of another entity substantially as an entirety, unless:

  •
  either EQT shall be the continuing entity, or the successor, transferee or lessee entity (if other than EQT) shall expressly assume prior to or simultaneously with such consolidation, merger, sale or lease, all obligations under the applicable Indenture or under the notes to be performed or observed by EQT; and

  •
  immediately after such consolidation, merger, sale, lease or purchase EQT or the successor, transferee or lessee entity (if other than EQT) would not be in default in the performance of any covenant or condition of the applicable Indenture.

        In addition, EQT will not consolidate or merge with or into any other entity, or sell other than for cash or lease its assets substantially as an entirety to another entity, or purchase the assets of another entity substantially as an entirety, if, as a result of any such consolidation, merger, sale, lease or purchase, properties or assets of EQT would become subject to a lien which would not be permitted by the applicable Indenture, unless EQT or such successor Person, as the case may be, takes such steps as are necessary to effectively secure the notes equally and ratably with (or prior to) all indebtedness secured thereby.

General Limitations on Payment of Dividends and Making Distributions

        Pennsylvania law prohibits the payment of dividends or the repurchase of EQT shares if EQT is insolvent or if EQT would become insolvent after the dividend or repurchase.

Certain Definitions

        Certain terms used in this description are defined in the Indentures as follows:

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in such Sale and Leaseback Transaction, as determined in good faith by EQT) of the obligation of the lessee thereunder for net rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates or similar charges and any amounts required to be paid by such lessee thereunder contingent upon monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

        "Consolidated Net Tangible Assets" means the aggregate amount of assets of EQT and its consolidated Subsidiaries (less applicable reserves) after deducting therefrom (a) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (b) all current liabilities except for current maturities of long-term debt, current maturities of capitalized lease obligations, indebtedness for borrowed money having a maturity of less than 12 months from the date of the most recent audited consolidated balance sheet of EQT, but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower and deferred income taxes which are classified as current liabilities, all as of the end of the most recently completed quarterly accounting period of EQT for which financial information is available prior to the time as of which "Consolidated Net Tangible Assets" is being determined.

        "Debt" means indebtedness for borrowed money.

        "Moody's" means Moody's Investors Service, Inc., a subsidiary of Moody's Corporation, and its successors.

        "Person" means, except as provided in the applicable Indenture, any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Principal Property" means any manufacturing plant or production, transportation or marketing facility or other similar facility located within the United States (other than its territories and possessions) and owned by, or leased to, EQT or any Restricted Subsidiary, the book value of the real property, plant and equipment of which (as shown, without deduction of any depreciation reserves, on the books of the owner or owners) is not less than 1.5% of Consolidated Net Tangible Assets as of the date on which such facility is acquired or a leasehold interest therein is acquired.

        "Rating Agencies" means (1) each of Moody's and S&P; and (2) if any of Moody's or S&P ceases to rate the notes of any series or fails to make a rating of the notes of any series publicly available, and Substitute Rating Agency for Moody's or S&P, or both of them, as the case may be.

        "Restricted Subsidiary" means any Subsidiary substantially all the property of which is located, or substantially all the business of which is carried on, within the United States (other than its territories and possessions) which shall at the time, directly or indirectly, through one or more Subsidiaries or in combination with one or more other Subsidiaries or EQT, own or be a lessee of a Principal Property.

        "S&P" means Standard & Poor's Ratings Services, a division of McGraw Hill Financial, Inc., and its successors.

        "Subsidiary" means, with respect to EQT, a corporation of which more than 50% of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of its directors is owned, directly or indirectly, by EQT or by one or more other Subsidiaries or by EQT and one or more other Subsidiaries.

        "Substitute Rating Agency" means, in EQT's discretion at any time and from time to time, Fitch, Inc. or any other "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) of the Exchange Act selected by EQT (as certified to the Trustee by a certificate of a responsible officer of EQT) as a replacement agency for Moody's or S&P, or either of them, as the case may be.

Events of Default

        An Event of Default with respect to the notes of any series shall be any one of the following events with respect to such series:

  •
  the failure of EQT to pay any installment of interest on such notes when and as the same shall become payable, which failure shall have continued unremedied for a period of 30 days;

  •
  the failure of EQT to pay the principal of (and premium, if any, on) such notes, when and as the same shall become payable, whether at maturity or by call for redemption;

  •
  the failure of EQT to perform any covenants or agreements contained in the applicable Indenture (other than a covenant or agreement which has been expressly included in the applicable Indenture solely for the benefit of debt securities of EQT other than the notes of such series offered pursuant to this prospectus), which failure shall not have been remedied, or without provision deemed to be adequate for the remedying thereof having been made, for a period of 90 days after written notice shall have been given to EQT by the Trustee or shall have been given to EQT and the Trustee by the holders of 25% or more in aggregate principal amount of the notes of such series then outstanding;

  •
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by EQT or any Subsidiary in an aggregate principal amount in excess of $200 million whether such indebtedness exists at the time of closing of this offering or shall thereafter be created, which default shall constitute a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, which continues for a period of 30 days after written notice shall have been given to EQT by the Trustee or shall have been given to EQT and the Trustee by holders of 25% or more in aggregate principal amount of the notes of such series then outstanding; and

  •
  certain events of bankruptcy, insolvency or reorganization of EQT.

        Each Indenture provides that, if any Event of Default with respect to the notes of the applicable series occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the notes of such series then outstanding may declare the principal of and all accrued but unpaid interest on all notes of such series then outstanding to be due and payable immediately, but under certain conditions such declaration may be rescinded and annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or premium, if any, or interest, if any, on the notes and certain other specified defaults) may be waived by the holders of not less than a majority in principal amount of the notes of such series then outstanding on behalf of the holders of all the notes of such series.

        Within 90 days after the occurrence thereof, and if known to the Trustee, the Trustee shall give to the holders of the notes of the applicable series notice of each default or event of default with respect to the notes of such series known to the Trustee, unless such default shall have been cured or waived before the giving of such notice, provided, however, that such notice shall not be given until at least 30 days after the occurrence of any default in the performance of a covenant in the applicable Indenture other than for the payment of the principal of, premium, if any, or interest on the notes of such series. Except in the case of a default in payment of the principal of, premium, if any, or interest on the notes of any series when and as the same shall become payable, the Trustee shall be protected in withholding such notice, if and for so long as the Trustee in good faith determines that the withholding of such notice is in the interests of the holders of the notes of such series. For purposes of the provision described in this paragraph, the term default with respect to any notes means any event which is, or after notice or lapse of time or both, would become an "Event of Default" specified in the applicable Indenture with respect to the notes of such series.

        The Trustee is required, during a default, to act with the standard of care provided in the Trust Indenture Act of 1939, as amended (the Trust Indenture Act). Each Indenture provides that the holders of a majority in principal amount of the notes of the applicable series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the notes of such series. However, each Indenture contains a provision entitling the Trustee to be indemnified to its satisfaction by holders of the notes of the applicable series before proceeding to exercise any right or power vested in it under the applicable Indenture at the request or direction of the holders of the notes of such series. The terms of the indemnification required by the Trustee will depend on the nature of the right or power requested or directed to be exercised by the holders and the circumstances that exist at that time. Generally, the Trustee would expect to be fully protected for all actions.

Modification and Waiver

        Modifications and amendments may be made by EQT and the Trustee to the applicable Indenture, without the consent of any holder of the notes of any series, to, among other things:

  •
  add to the covenants and agreements of EQT and to add Events of Default, in each case for the protection or benefit of the holders of notes of such series;

  •
  evidence the succession of another corporation to EQT, or successive successions, and the assumption by such successor of the covenants and obligations of EQT;

  •
  evidence and provide for the acceptance of appointment under the applicable Indenture by a successor Trustee and to add to or change any of the provisions of the applicable Indenture as shall be necessary for or facilitate the administration of the trusts thereunder by more than one Trustee;

  •
  secure the notes of any series or to add guarantors or co-obligors with respect to the notes of any series;

  •
  cure any ambiguity or to correct or supplement any provision contained in the applicable Indenture which may be defective or inconsistent with any other provision in the applicable Indenture;

  •
  add to or change or eliminate any provision of the applicable Indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act;

  •
  make any change in any series of notes that does not adversely affect in any material respect the interests of the holders of such notes;

  •
  provide for uncertificated securities in addition to certificated securities; or

  •
  permit or facilitate the defeasance and discharge of any series of notes provided that any such action shall not adversely affect the interests of the holders of such notes or any other series of securities issued under the applicable Indenture.

        Each Indenture contains provisions permitting EQT and the Trustee, with the consent of the holders of a majority in aggregate in principal amount of the notes of the applicable series to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the applicable Indenture or modifying the rights of the holders of the notes of such series, except that no such supplemental indenture may, without the consent of the holder of each note of such series affected thereby:

  •
  change the stated maturity date of the principal of, or any installment of interest on, the notes of such series, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption of the notes of such series, or change the currency in which the principal of and premium, if any, or interest on the notes of such series is denominated or payable;

  •
  reduce the percentage in principal amount of the outstanding notes of such series, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the applicable Indenture or certain defaults thereunder and their consequences provided for therein; or

  •
  reduce the percentage of holders of the notes of such series required to consent to any waiver of defaults, covenants or supplemental indentures.

        The holders of a majority in aggregate principal amount of the outstanding notes of any series may, on behalf of all the holders of all notes of such series:

  •
  waive compliance by EQT with certain restrictive provisions of the applicable Indenture, as detailed in the applicable Indenture; or

  •
  waive any past default or event of default under the applicable Indenture and its consequences, except a default or event of default in the payment of any amount due with respect to any note of such series, or in respect of any provision which under the applicable Indenture cannot be modified or amended without the consent of the holder of each outstanding note of such series affected.

Satisfaction and Discharge

        The applicable Indenture will cease to be of further effect with respect to the applicable series of notes if:

  •
  all notes of such series (other than (A) notes that have been destroyed, lost or stolen and that have been replaced or paid as provided in the applicable Indenture and (B) notes for whose payment money has previously been deposited in trust or segregated and held in trust by EQT and thereafter repaid to EQT or discharged from such trust, as provided in the applicable Indenture) have been delivered to the Trustee for cancellation; or

  •
  all notes of such series not previously delivered to the Trustee for cancellation, (A) have become due and payable, (B) will become due and payable at their stated maturity date within one year, or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee, and EQT, in the case of (A), (B) and (C) above, has deposited or caused to be deposited with the Trustee or paying agent an amount sufficient to pay and discharge the entire indebtedness on the notes of such series for principal and premium, if any, and interest to the date of such deposit (in the case of notes of such series that have become due and payable) or to the stated maturity date or redemption date, as the case may be; provided, however, in the event a bankruptcy petition is filed with respect to EQT within 91 days after the deposit and the Trustee is required to return the moneys then on deposit with the Trustee to EQT, the obligations of EQT under the applicable Indenture with respect to such notes shall not be deemed terminated or discharged.

        Such trust may only be established if:

  •
  EQT has paid or caused to be paid all other sums payable by EQT under the applicable Indenture; and

  •
  EQT has delivered to the Trustee an officer's certificate and an opinion of counsel each stating that all conditions precedent provided for in the applicable Indenture relating to the satisfaction and discharge of the applicable Indenture with respect to such series have been complied with.

Defeasance

        Each Indenture provides that the terms of the notes of the applicable series may provide EQT with the option to discharge its indebtedness represented by the notes of such series or to cease to be obligated to comply with certain covenants under the applicable Indenture. EQT, in order to exercise such option, will be required to deposit with the Trustee money and/or U.S. government obligations which, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay and discharge each installment of principal of and premium, if any, and interest on, the outstanding notes of such series on the dates such installments of interest or principal and premium are due in accordance with the terms of the applicable Indenture and such notes, provided, however, in the case of the notes of any series being discharged, in the event a bankruptcy petition is filed with respect to EQT within 91 days after the deposit and the Trustee is required to return the moneys then on deposit with the Trustee to EQT, the obligations of EQT under the applicable Indenture with respect to such notes shall not be deemed discharged.

        Such trust may only be established if:

  •
  no default or event that with notice or lapse of time or both would become an event of default with respect to the notes of such series shall have occurred and be continuing on the date of such deposit (other than a default resulting from the borrowing of funds and the grant of any related liens to be applied to such deposit);

  •
  EQT shall have delivered to the Trustee:

  •
  an opinion of counsel to the effect that holders of the notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of EQT's exercise of this defeasance option and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such action had not been exercised; and

  •
  in the case of the notes of such series being discharged, accompanied by a ruling to that effect received from or published by the Internal Revenue Service.

Trustee

        The Trustee may resign or be removed with respect to the notes of any series and a successor trustee may be appointed to act with respect to such notes.

Governing Law

        Each Indenture and the notes shall be deemed to be contracts made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State.

Book-Entry, Delivery and Form

        The notes of each series will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons. Upon issuance, the notes of each series will be deposited with The Bank of New York Mellon, as trustee, as custodian for The Depository Trust Company in New York, New York (which we refer to as DTC), and registered in the name of DTC or its nominee.

        Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as "participants," or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        So long as DTC, or its nominee, is the registered owner or holder of any of the notes of any series, DTC or that nominee as the case may be, will be considered the sole owner or holder of the notes of such series represented by the global note for all purposes under the applicable Indenture and the notes. No beneficial owner of an interest in a global note will be able to transfer such interest except in accordance with DTC's applicable procedures, in addition to those provided for under the applicable Indenture.

        Payments of the principal of, and interest on, a global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the trustees, any paying agent, or EQT will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and procedures and will be settled in same-day funds.

        We expect that DTC will take any action permitted to be taken by a holder of notes of any series only at the direction of one or more participants to whose account the DTC interests in a global note is credited and only in respect of such portion of the aggregate principal amount of notes of such series as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes of such series, DTC will exchange the applicable global note for certificated notes, which it will distribute to its participants.

        A global note is exchangeable for definitive notes in registered certificated form if:

  •
  DTC (i) notifies EQT that it is unwilling or unable to continue as depositary for the global notes of such series, or (ii) has ceased to be a clearing agency registered under the Exchange Act, and in each case a successor depositary is not appointed by EQT within 90 days of such notice;

  •
  at EQT's option, EQT notifies the trustees in writing that it has elected to cause the issuance of the certificated securities; or

  •
  there has occurred and is continuing a default or event of default with respect to the notes of such series.

        In addition, beneficial interests in a global note may be exchanged for certificated securities upon prior written notice given to the trustee by or on behalf of DTC in accordance with the applicable Indenture.

        In all cases, certificated securities delivered in exchange for any beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures). Certificated securities may be presented for registration, transfer and exchange at The Bank of New York Mellon, New York, New York, or the office or agency designated for such purpose.

        We understand that:

  •
  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the U.S. Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act;

  •
  DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates;

  •
  DTC's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC;

  •
  access to the DTC system is also available to others such as securities brokers, dealers, banks, trust companies and others that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

  •
  the rules applicable to DTC and its participants are on file with the SEC.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear and Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Same Day Settlement and Payment

        We will make payments in respect of the notes of each series (including principal, interest and premium, if any) at the Corporate Trust Office of the Trustee except that, at the option of EQT, we will make payments of interest by check mailed to the registered address of the holder of the notes entitled thereto or, in accordance with arrangements satisfactory to the Trustee, at the option of the holder of the notes by wire transfer to an account designated by such holder. The notes represented by the global notes are expected to trade in DTC's Same Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Euroclear and Clearstream

        We have obtained the information in this section concerning Clearstream and Euroclear, and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

        We understand that Clearstream is a limited liability company organized under Luxembourg law as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream participant.

        We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the Euroclear Operator) under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the Cooperative). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        We understand that the Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

        We have provided the descriptions of the operations and procedures of Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters, the Trustee or the paying agent takes any responsibility for these operations or procedures, and you are urged to contact Clearstream and Euroclear or their participants directly to discuss these matters.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of the material U.S. federal income tax considerations applicable to U.S. holders and non-U.S. holders (each as defined below) with respect to the ownership and disposition of notes acquired in this offering, but it does not purport to be a complete analysis of all the potential tax considerations. This discussion is limited to the U.S. federal income tax consequences relevant to holders that acquire notes in the initial offering at their original "issue price" (i.e., the first price at which a substantial amount of notes of the applicable series is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash) and hold them as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address tax consequences relevant to subsequent purchasers of the notes. This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, judicial decisions and administrative rulings and published positions of the U.S. Internal Revenue Service (the IRS), each as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.

        This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances and does not apply to holders subject to special rules under the U.S. federal income tax laws (including, for example, banks or other financial institutions, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, grantor trusts, entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States, U.S. holders having a "functional currency" other than the U.S. dollar, holders who hold notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, "controlled foreign corporations," and "passive foreign investment companies"). This discussion also does not address any considerations under U.S. federal tax laws other than those pertaining to the income tax, nor does it address any considerations under any state, local or non-U.S. tax laws. In addition, this discussion does not address the tax consequences of the ownership and disposition of the notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor, except as described below, any considerations with respect to any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations promulgated thereunder and intergovernmental agreements entered in connection therewith) (collectively, "FATCA").

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any person that for U.S. federal income tax purposes is treated as a partner in a partnership holding notes should consult his, her or its tax advisor regarding the tax consequences of the ownership and disposition of notes.

        THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF THE NOTES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING WITH RESPECT TO THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR NON-U.S. INCOME TAX LAWS OR ANY TAX TREATY, AND ANY CHANGES (OR PROPOSED CHANGES) IN TAX LAWS OR INTERPRETATIONS THEREOF.

Possible Application of Rules Governing Contingent Payment Debt Instruments

        The terms of the notes provide for payments in excess of stated interest or principal, or prior to their scheduled payment dates, under certain circumstances (including, for example, in the event of a Special Mandatory Redemption as described under "Description of Notes—Special Mandatory Redemption"). The possibility of such payments may implicate special rules under Treasury regulations governing "contingent payment debt instruments." According to those Treasury regulations, the possibility that payments of excess or accelerated amounts will be made will not affect the amount of income a holder recognizes in advance of the payment of such excess or accelerated amounts if there is only a remote chance as of the date the notes are issued that such payments will be made. We intend to take the position that the likelihood that such payments will be made is remote within the meaning of the applicable Treasury regulations. Our position that these contingencies are remote is binding on a holder unless such holder discloses its contrary position to the IRS in the manner required by applicable Treasury regulations. Our position that the notes are not contingent payment debt instruments is not binding on the IRS, and there can be no assurance that the IRS will not challenge our position or that any such challenge would not be sustained by a court. If the IRS were to challenge this position successfully, a holder might be required to, among other things, accrue interest income based on a projected payment schedule and comparable yield, which may be in excess of stated interest, and treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. Prospective holders should consult their own tax advisors regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be considered contingent payment debt instruments.

U.S. Holders

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (a) if a court within the United States is able to exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Payments of Interest

        It is anticipated, and this discussion assumes, that the issue price of the notes will be equal to the stated principal amount or, if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable Treasury regulations). Interest on a note generally will be taxable to a U.S. holder as ordinary interest income at the time it is received or accrued, in accordance with the U.S. holder's regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

        A U.S. holder generally will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference, if any, between (a) the sum of the cash and the fair market value of any property received on such disposition (other than amounts attributable to accrued but unpaid interest, which amounts will be treated as interest income as described above under "—Payments of Interest") and (b) such U.S. holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will be equal to the amount that such U.S. holder paid for the note. Any gain or loss recognized on a sale, exchange, redemption or other taxable disposition of a note generally will be capital gain or loss, and generally will be long-term capital gain or loss, if, at the time of such disposition, the U.S. holder will have held the note for a period of more than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

        Information reporting generally will apply to payments of interest on the notes and to the proceeds of a sale or other taxable disposition of a note paid to a U.S. holder unless the U.S. holder is an exempt recipient. U.S. federal backup withholding (currently, at a rate of 28%) generally will apply to such payments if the U.S. holder fails to provide the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. holder's correct taxpayer identification number and certifying that such U.S. holder is not subject to backup withholding, or to otherwise establish an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS.

Non-U.S. Holders

        For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of a note that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

Payments of Interest

        Subject to the discussion below under "—Information Reporting and Backup Withholding," payments of interest on the notes to a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax under the "portfolio interest exemption," provided that:

  •
  such interest is not effectively connected with the non-U.S. holder's conduct of a trade or business within the United States;

  •
  the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of EQT stock entitled to vote;

  •
  the non-U.S. holder is not a "controlled foreign corporation" with respect to which EQT is a "related person" within the meaning of the Code; and

  •
  either (a) the beneficial owner of the notes provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-BEN-E, as applicable, certifying, under penalties of perjury, that it is not a "United States person" (as defined in the Code) and providing its name and address or (b) a financial institution that holds the notes on behalf of the beneficial owner certifies to the applicable withholding agent, under penalties of perjury, that it has received such properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from the beneficial owner (or that it has received from another financial institution a similar statement that it, or another financial institution acting on behalf of the beneficial owner, has received the IRS Form W-8BEN or W-8BEN-E, as applicable, from the beneficial owner) and provides the applicable withholding agent with a copy thereof.

        If a non-U.S. holder cannot satisfy the requirements of the "portfolio interest exemption" described above, payments of interest made to the non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, unless such interest is effectively connected with such non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States) and such non-U.S. holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI. In order to claim an exemption from or reduction of withholding under an applicable income tax treaty, a non-U.S. holder generally must furnish to the applicable withholding agent a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. Non-U.S. holders eligible for an exemption from or reduced rate of U.S. federal withholding tax under an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

        Interest paid to a non-U.S. holder that is effectively connected with such non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis and at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation may be subject to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its "effectively connected earnings and profits" for the taxable year, subject to certain adjustments.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

        Subject to the discussion below under "—Information Reporting and Backup Withholding," except with respect to accrued and unpaid interest (which will generally be treated as described above under "—Payments of Interest"), a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange, redemption or other taxable disposition of a note unless:

  •
  such gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States); or

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

        Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation also may be subject to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its "effectively connected earnings and profits" for the taxable year, subject to certain adjustments.

        A non-U.S. holder described in the second bullet point above generally will be subject to U.S. federal income tax on any gain at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but such gain may be offset by U.S. source capital losses, if any, of the non-U.S. holder.

Information Reporting and Backup Withholding

        Generally, payors must report annually to the IRS and to each non-U.S. holder the amount of interest paid to such non-U.S. holder and the amount of tax, if any, withheld with respect to such payments. These reporting requirements apply regardless of whether withholding was required. This information may also be made available to the tax authorities in the country in which a non-U.S. holder resides or is established pursuant to the provisions of a specific treaty or agreement with those tax authorities.

        U.S. backup withholding tax (currently, at a rate of 28%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. backup withholding rules. Interest paid to a non-U.S. holder generally will be exempt from backup withholding if the non-U.S. holder provides the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), or otherwise establishes an exemption.

        Under Treasury regulations, the payment of proceeds from the disposition of a note by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the non-U.S. holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such non-U.S. holder's non-U.S. status or by otherwise establishing an exemption. The payment of proceeds from the disposition of notes by a non-U.S. holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such non-U.S. holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such non-U.S. holder's non-U.S. status or by otherwise establishing an exemption. Backup withholding will apply if the disposition is subject to information reporting and the broker has actual knowledge that the non-U.S. holder is a U.S. person.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of these rules to their particular circumstances.

        Under certain circumstances, FATCA imposes a withholding tax of 30% on payments of interest on, and, after December 31, 2018, the gross proceeds from a disposition of, the notes made to certain foreign entities (whether such foreign entities are beneficial owners or intermediaries) unless various information reporting and due diligence requirements are satisfied. Prospective investors that are, or intend to hold the notes through, foreign entities should consult their own tax advisors regarding the possibility of withholding under FATCA.

UNDERWRITING (CONFLICTS OF INTEREST)

        Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering and Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as the representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

Underwriter	Principal Amount of 20 Notes	Principal Amount of 20 Notes	Principal Amount of 20 Notes
Citigroup Global Markets Inc.	$	$	$
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC

Total	$	$	$

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

        The notes sold by the underwriters to the public will initially be offered at the applicable public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to        % of the principal amount of the notes for the 20    notes, up to         % of the principal amount of the notes for the 20    notes and up to        % of the principal amount of the notes for the 20    notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the public offering price of up to        % of the principal amount of the notes for the 20    notes, up to        % of the principal amount of the notes for the 20    notes and up to        % of the principal amount of the notes for the 20    notes. If all the notes are not sold at the initial public offering prices, the underwriters may change the public offering price and the other selling terms of the notes. The underwriters further reserve the right to withdraw or cancel offers to the public in whole or in part.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by EQT
Per 20 note		%
Per 20 note		%
Per 20 note		%

        We estimate that our total expenses for this offering, excluding underwriting discounts and commissions, will be $             million.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        The notes are a new issue of securities with no established trading markets. We do not intend to apply for listing of the notes on a national securities exchange or on any automated dealer quotation system. Certain of the underwriters have advised us that they presently intend to make markets in the notes as permitted by applicable law. However, the underwriters are not obligated to make markets in the notes and may cease their market-making activities at any time at their discretion without notice. In addition, the liquidity of the trading markets in the notes, and the market prices quoted for the notes, may be adversely affected by changes in the overall market for securities and by changes in our financial performance or our prospects and/or companies in our industry generally. As a result, no assurance can be given (i) that active trading markets will develop or be maintained for the notes, (ii) as to the liquidity of any markets that do develop or (iii) as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

        In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

  •
  Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

  •
  Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time without notice.

        We expect that the notes will be delivered against payment therefor on or about                        , 2017, which will be the            business day following the date of pricing of the notes (this settlement cycle being referred to as "T+    "). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next            business days will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade notes on the date of pricing or the next             business days should consult their own advisors.

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Some of the underwriters or their affiliates are lenders, and in some cases agents or managers for the lenders, under our revolving credit facilities. In addition, some of the underwriters or their affiliates have committed as lenders under the Bridge Facility and Citigroup Global Markets Inc. has served as EQT's financial advisor in connection with the Rice Merger.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities

(or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of these underwriters or their affiliates has a lending relationship with us, certain of these underwriters or affiliates routinely hedge and certain other of these underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

        Affiliates of certain underwriters are lenders under the Rice and Rice Midstream Holdings senior secured credit facilities and hold a portion of Rice's outstanding senior notes, for which these affiliates have been paid customary fees. In connection with the Rice Refinancings, a portion of the outstanding borrowings under the Rice and Rice Midstream Holdings senior secured credit facilities and Rice's outstanding senior notes will be repaid with the net proceeds of the sale of the notes. Because more than 5% of the net proceeds of the offering will be paid to affiliates of certain underwriters, this offering is being made in compliance with FINRA Rule 5121, as administered by the Financial Industry Regulatory Authority. Since the notes are rated investment grade, pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering. The underwriters whose affiliates will receive more than 5% of the net proceeds of the offering will not make sales to discretionary accounts without the prior written consent of the customer.

Selling Restrictions

Canada

        The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State:

        (i)  at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

       (ii)  at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

      (iii)  at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (i) to (iii) above shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision, the expression "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

        Each underwriter has represented and agreed that:

        (i)  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA)) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

       (ii)  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

France

        This prospectus supplement has not been prepared and is not being distributed in the context of a public offering of financial securities in France (offre au public de titres financiers) within the meaning of Article L.411-1 of the French Monetary and Financial Code and Title I of Book II of the Règlement Général of the Autorité des marchés financiers (the French Financial Markets Authority) (the AMF). Consequently, the notes may not be, directly or indirectly, offered or sold to the public in France, and neither this prospectus supplement nor any offering or marketing materials relating to the notes must be made available or distributed in any way that would constitute, directly or indirectly, an offer to the public in France.

        The notes may only be offered or sold in France to qualified investors (investisseurs qualifiés) acting for their own account and/or to providers of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d'investissement de gestion de portefeuille pour le compte de tiers), all as defined in and in accordance with Articles L.411-1, L.411-2, D.411-1, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and applicable regulations thereunder.

        Prospective investors are informed that:

        (i)  this prospectus supplement has not been and will not be submitted for clearance to the AMF;

       (ii)  in compliance with Articles L.411-2, D.411-1, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code, any qualified investors subscribing for the notes should be acting for their own account; and

      (iii)  the direct and indirect distribution or sale to the public of the notes acquired by them may only be made in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Monetary and Financial Code.

Hong Kong

        The notes may not be offered or sold in Hong Kong by means of any document other than (i) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the SFO) and any rules made thereunder or (ii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) and which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purposes of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong or otherwise is or contains an invitation to the public (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the SFO and any rules made thereunder.

Japan

        The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the FIEL), and each underwriter will be deemed to represent and agree that it has not offered or sold directly or indirectly, and agrees not to offer or sell the notes, directly or indirectly, in Japan or to, or for the account or benefit of, any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, a Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and other applicable laws, regulations and ministerial guidelines promulgated by the relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purpose of this paragraph "Japanese Person" means any person resident in Japan, including any corporation or other entity incorporated or organized under the laws of Japan.

Singapore

        This prospectus supplement has not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (SFA) by the Monetary Authority of Singapore and the offer of the notes in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (an Institutional Investor) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an Accredited Investor) or other relevant person as defined in Section 275(2) of the SFA (a Relevant Person) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

        It is a condition of the offer that where the notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

  •
  a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

  •
  a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

the shares, debentures and units of shares and debentures of that corporation and the beneficiaries' rights and interest (howsoever described) in that trust, shall not be transferred within 6 months after that corporation or that trust has subscribed for or acquired the notes except:

        (i)  to an Institutional Investor, or an Accredited Investor or other Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

       (ii)  where no consideration is or will be given for the transfer;

      (iii)  where the transfer is by operation of law;

      (iv)  as specified in Section 276(7) of the SFA; or

       (v)  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

        This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL MATTERS

        The validity of the notes offered in this offering and certain other legal matters will be passed upon for us by Reed Smith LLP, Pittsburgh, Pennsylvania and Wachtell, Lipton, Rosen & Katz, New York, New York. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

EQT

        The consolidated financial statements of EQT Corporation and Subsidiaries appearing in EQT Corporation's Annual Report (Form 10-K) for the year ended December 31, 2016 (including the schedule appearing therein), and the effectiveness of EQT Corporation and Subsidiaries' internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The information incorporated by reference into this prospectus supplement as of December 31, 2016 relating to EQT's estimated quantities of its proved natural gas and oil reserves is derived from an audit report prepared by Ryder Scott Company, L.P., independent petroleum engineers, as stated in its audit report with respect thereto. This information is incorporated by reference into this prospectus supplement in reliance upon the authority of such firm as experts with respect to the matters covered by their report and the giving of their report.

Rice

        The consolidated financial statements of Rice Energy Inc. appearing in Rice Energy Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2016, and the effectiveness of Rice Energy Inc.'s internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        Estimates of Rice's oil and natural gas reserves, related future net cash flows and the present values thereof related to Rice's properties as of December 31, 2016 incorporated in this prospectus supplement by reference from Rice's Annual Report on Form 10-K filed with the SEC on March 1, 2017, were based upon reserve reports prepared by independent petroleum engineers, Netherland, Sewell & Associates, Inc. Rice has incorporated these estimates by reference upon the authority of such firm as an expert in such matters.

Vantage

        The audited consolidated financial statements of Vantage Energy, LLC for each of the years in the three-year period ended December 31, 2015, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audited consolidated financial statements of Vantage Energy II, LLC for each of the years in the three-year period ended December 31, 2015, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        The SEC allows us to "incorporate by reference" documents EQT files with the SEC into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus supplement and the accompanying prospectus. If any statement in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

        We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and all documents EQT subsequently files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the completion of the offering of all securities covered by this prospectus supplement (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):

  •
  EQT's Annual Report on Form 10-K for the year ended December 31, 2016 (filed on February 9, 2017), including portions of our Definitive Proxy Statement on Schedule 14A (filed on February 17, 2017) incorporated by reference therein;

  •
  EQT's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 (filed on April 27, 2017) and June 30, 2017 (filed on July 27, 2017); and

  •
  EQT's Current Reports on Form 8-K (filed on January 9, 2017 (as amended on January 10, 2017), April 20, 2017, June 19, 2017, August 3, 2017 and September 27, 2017).

        We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement or the accompanying prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement or the accompanying prospectus. You should direct requests for documents to:

EQT Corporation
EQT Plaza
625 Liberty Avenue, Suite 1700
Pittsburgh, Pennsylvania 15222
Attention: Corporate Secretary
Telephone: (412) 553-5700

        In reviewing any agreements incorporated by reference, please remember they are included to provide you with information regarding the terms of such agreement and are not intended to provide any other factual or disclosure information about us. The agreements may contain representations and warranties by us, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

PROSPECTUS

EQT CORPORATION

Debt Securities

Preferred Stock

Common Stock

        EQT Corporation, from time to time, may offer, issue and sell unsecured debt securities which may be senior, subordinated or junior subordinated debt securities, preferred stock and common stock. The debt securities and preferred stock may be convertible into or exercisable or exchangeable for our common stock, our preferred stock, our other securities or the debt or equity securities of one or more other entities. In addition, from time to time, certain selling securityholders to be identified in a prospectus supplement may offer and sell these securities. Our common stock is listed on the New York Stock Exchange (NYSE) and trades under the symbol "EQT."

        We and any selling securityholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        Investing in our securities involves risks. You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in our securities. See "Risk Factors" on page 1.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 14, 2016

        We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or applicable prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference in this prospectus or an applicable prospectus supplement or free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operation or prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (SEC) using a "shelf" registration process. Under this shelf registration process, we may, from time to time, sell, in one or more offerings, any combination of securities described in this prospectus.

        This prospectus provides you with a general description of EQT and the securities that may be offered under this prospectus. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement or any related free writing prospectus that we prepare or authorize, you should rely on the information in the prospectus supplement or related free writing prospectus. You should read carefully this prospectus, any prospectus supplement, any free writing prospectus and the additional information described below under the headings "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

        In this prospectus, except as otherwise indicated, "EQT," "we," "our" and "us" refer to EQT Corporation and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect without charge any documents filed by us at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC's website at http://www.sec.gov and on our corporate website at http://www.eqt.com. Information on our website does not constitute part of this prospectus.

        We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" documents we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus. Any statement in this prospectus or incorporated by reference into this prospectus shall be automatically modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We incorporate by reference into this prospectus the documents listed below and all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act) (excluding information deemed to be furnished and not filed with the SEC), prior to the completion of the offering of all securities covered by the respective prospectus supplement:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2015;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016;

  •
  our Current Reports on Form 8-K filed on February 24, 2016, March 17, 2016, April 21, 2016, May 6, 2016, and September 14, 2016 (in each case to the extent filed and not furnished); and

  •
  the portions of our Definitive Proxy Statement on Schedule 14A (filed on February 19, 2016) that are incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2015.

        We will provide, without charge, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

EQT Corporation
625 Liberty Avenue, Suite 1700
Pittsburgh, Pennsylvania 15222
Attention: Lewis B. Gardner, Esq.
General Counsel and Vice President, External Affairs
Telephone: (412) 553-5700

        You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with different or additional information. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the information included in this prospectus, any prospectus supplement, any accompanying free writing prospectus and the documents we incorporate by reference may contain forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended (the Securities Act). Forward-looking statements may give our current expectations of plans, strategies, objectives and growth, contain projections of results of operations or of financial condition, or forecast future events. Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as "anticipate," "estimate," "could," "would," "will," "may," "forecast," "approximate," "expect," "project," "intend," "plan," "believe" and other words of similar meaning in connection with any discussion of future operating or financial matters. The forward-looking statements included in this prospectus involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, you should not place undue reliance on forward-looking statements as a prediction of actual results. We have based these forward-looking statements on current expectations and assumptions about future events. While we consider these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond our control. The risks and uncertainties that may affect the operations, performance and results of our business and forward-looking statements include, but are not limited to, those set forth in the "Risk Factors" section of this prospectus and in the documents that we have incorporated by reference herein.

        Any forward-looking statement speaks only as of the date on which such statement is made and we do not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

        In reviewing any agreements incorporated by reference in or filed with the registration statement of which this prospectus forms a part, please remember that such agreements are included to provide information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about us. The agreements may contain representations and warranties by us, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties to such agreements should those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs of us or our affiliates as of the date they were made or at any other time.

EQT CORPORATION

        EQT Corporation (NYSE: EQT) is an integrated energy company, with an emphasis on Appalachian area natural gas production, gathering and transmission and storage. We conduct our business through our two business segments: EQT Production and EQT Midstream.

        EQT Production is one of the largest natural gas producers in the Appalachian Basin with 10.0 trillion cubic feet equivalent of proved natural gas, natural gas liquids and crude oil reserves across approximately 3.4 million gross acres, including approximately 630,000 gross acres in the Marcellus play, as of December 31, 2015.

        EQT Midstream provides gathering, transmission and storage services for our produced gas, as well as for independent third parties across the Appalachian Basin, primarily through its ownership and control of EQT Midstream Partners, LP (NYSE: EQM), a publicly traded limited partnership formed by us to own, operate, acquire and develop midstream assets in the Appalachian Basin. EQT Midstream had approximately 8,250 miles of gathering lines and 900 miles of transmission lines as of December 31, 2015.

        Our common stock is listed on the NYSE under the symbol "EQT." Our principal and executive offices are located at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, and our telephone number is (412) 553-5700. Our Internet address is http://www.eqt.com. Information on our website does not constitute part of this prospectus.

RISK FACTORS

        Investing in our securities involves risks. You should carefully consider the risks described under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this prospectus, as well as those risk factors contained in other reports we subsequently file with the SEC or that may be included in any applicable prospectus supplement, before making a decision to invest in our securities.

USE OF PROCEEDS

        Unless we specify otherwise in any prospectus supplement, we will use the net proceeds we receive from the sale of securities covered by this prospectus for general corporate purposes, which may include, among other things:

  •
  paying or refinancing all or a portion of our indebtedness outstanding at the time; and

  •
  funding working capital, capital expenditures or acquisitions.

        The actual application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds. In the case of a sale by a selling securityholder, we will not receive any of the proceeds from such sale.

 RATIO OF EARNINGS TO FIXED CHARGES

        The table below sets forth the consolidated ratio of earnings to fixed charges for us for each of the periods indicated.

	Year Ended December 31,
Six Months Ended June 30, 2016
	2015	2014	2013	2012	2011
*	2.86x	4.60x	3.74x	1.97x	5.08x

*
Earnings for the six months ended June 30, 2016 were inadequate to cover fixed charges by $275.7 million.

        Earnings included in the calculation of this ratio consist of (i) income before income taxes, noncontrolling interests, discontinued operations and cumulative effect of accounting changes, minus (ii) equity earnings of nonconsolidated investments, plus (iii) fixed charges, plus (iv) distributions of income from equity investees, and minus (v) capitalized interest (including allowance for borrowed funds used during construction). Fixed charges included in the calculation of this ratio consist of (i) interest on debt and amortization of debt expense, plus (ii) capitalized interest (including allowance for borrowed funds used during construction), and plus (iii) the estimated interest portion of rental expense.

        As of the date of this prospectus, we have not issued any shares of preferred stock.

DESCRIPTION OF CAPITAL STOCK

        Set forth below is a summary description of all the material terms of our capital stock. For more information, please see our Restated Articles of Incorporation (our Articles), which are incorporated by reference into the registration statement of which this prospectus forms a part as Exhibit 4.1.

Description of Common Stock

        Our authorized common stock consists of 320,000,000 shares. As of September 30, 2016, 173,227,762 shares of our common stock were issued and outstanding and we had 2,401 shareholders of record of our common stock.

        Each share of our common stock is entitled to one vote on all matters requiring a vote of shareholders and, subject to the rights of the holders of any outstanding shares of preferred stock, each shareholder is entitled to receive any dividends, in cash, securities or property, as our board of directors may declare. Shareholders do not have cumulative voting rights in elections of directors. A director nominee is elected to the board of directors at a meeting of shareholders if the votes cast "for" such nominee exceed the votes cast "against" such nominee (excluding abstentions), unless the number of nominees exceeds the number of directors to be elected, in which case the nominees receiving the highest number of votes up to the number of directors to be elected are elected. Pennsylvania law prohibits the payment of dividends or the repurchase of our shares if we are insolvent or if we would become insolvent after the dividend or repurchase. In the event of our liquidation, dissolution or winding up, either voluntarily or involuntarily, subject to the rights of the holders of any outstanding shares of preferred stock, holders of common stock are entitled to share pro-rata in all of our remaining assets available for distribution. The common stock that may be issued under this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Description of Preferred Stock

        We currently have authorized 3,000,000 shares of undesignated preferred stock; there are no preferred shares issued and outstanding as of the date of this prospectus. Under Pennsylvania law and our Articles, our board of directors is authorized to issue shares of preferred stock from time to time in one or more series without shareholder approval. Subject to limitations prescribed by Pennsylvania law, our Articles and our Amended and Restated Bylaws (our Bylaws), our board of directors can determine the number of shares constituting each series of preferred stock and the designation, preferences, qualifications, limitations, restrictions, and special or relative rights or privileges of that series.

        Holders of preferred stock have no voting rights for the election of directors and have no other voting rights except as our board of directors may determine pursuant to its authority under our Articles with respect to any particular series of preferred stock and except as provided by law.

        If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering. This description will include:

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  the distinctive serial designation of such series;

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  the annual dividend rate for such series, if any, and the date or dates from which dividends shall commence to accrue;

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  the redemption price or prices, if any, for shares of such series and the terms and conditions on which such shares may be redeemed;

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  the provisions for a sinking, purchase or similar fund, if any, for the redemption or purchase of shares of such series;

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  the preferential amount or amounts payable upon shares of such series in the event of our voluntary or involuntary liquidation;

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  the voting rights, if any, of such series;

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  the terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of our securities into which such shares may be converted;

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  the relative seniority, parity or junior rank of such series with respect to other series of preferred stock then or thereafter to be issued;

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  a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock; and

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  any other specific terms, preferences, rights, privileges, limitations or restrictions of such series.

        While the terms we have summarized above may generally apply to any shares of preferred stock that we may offer, our board of directors will include the specific terms of each series of preferred stock in a statement with respect to preferred stock that will be filed with the Pennsylvania Department of State, and we will describe the particular terms of any series of preferred stock that we may offer in more detail in the applicable prospectus supplement.

        The preferred stock that may be offered by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Anti-Takeover Effect of Our Governing Documents and Pennsylvania Business Corporation Law

        Our Articles and Bylaws contain a number of provisions relating to corporate governance and to the rights of shareholders. Certain of these provisions may have a potential "anti-takeover" effect by delaying, deferring or preventing a change of control of us. In addition, certain provisions of Pennsylvania law may have a similar effect.

        Required Vote for Authorization of Certain Actions.    Our Articles require the vote of the holders of not less than 80% of the combined voting power of the then outstanding shares of capital stock of all classes and series entitled to vote generally in the annual election of directors, voting together as a single class, for approval of certain business combinations, including certain mergers, asset sales, security issuances, recapitalizations, reorganizations, reclassification of securities, liquidation or dissolution, or any agreement, plan, contract or other arrangement providing for such a transaction, involving us or our subsidiaries and certain acquiring persons (namely a person, entity or specified group which beneficially owns more than 10% of the then outstanding shares of our capital stock entitled to vote generally in an annual election of directors), unless such business combination has been approved by two-thirds of the continuing directors, or the aggregate amount of cash, together with the "fair market value" of other consideration, exceeds the "highest equivalent price" threshold and other procedural requirements specified in our Articles are met.

        Required Vote for Amendment of Articles and Bylaws.    Except as may be specifically provided to the contrary in any provision in our Articles with respect to amendment or repeal of such provision, our Articles cannot be amended and no provision may be repealed by our shareholders without a vote of the holders of not less than 80% of the voting power of the then outstanding shares of our capital stock entitled to vote in an annual election of directors, voting together as a single class, unless such amendment has been approved by two-thirds of the whole board of directors, in which event (unless otherwise expressly provided in our Articles) our Articles may be amended and any provision repealed by such shareholder approval as may be specified by law. Our board of directors may make, amend and repeal our Bylaws with respect to those matters which are not, by statute, reserved exclusively to our shareholders, subject to the power of our shareholders to change such action. No bylaw may be made, amended or repealed by our shareholders unless such action is approved by the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of our capital stock entitled to vote in an annual election of directors, voting together as a single class, unless such amendment has been approved by two-thirds of the whole board of directors, in which event (unless otherwise expressly provided in our Articles or Bylaws) our Bylaws may be amended and any provision may be repealed by such shareholder approval as may be specified by law.

        Preferred Stock.    The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. The existence of the authorized but undesignated preferred stock may have a depressive effect on the market price of our common stock.

        Anti-Takeover Law Provisions under the Pennsylvania Business Corporation Law.    We are subject to certain provisions of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended (the PBCL), which may have the effect of discouraging or rendering more difficult a hostile takeover attempt against us, including Section 2524, Section 2538, Subchapter 25E and Subchapter 25F of the PBCL.

        Under Section 2524 of the PBCL, shareholders cannot act by partial written consent except as permitted under our Articles.

        Section 2538 of the PBCL requires enhanced shareholder approval for certain transactions between us and an "interested shareholder" (defined as a shareholder who is a party to the transaction or is treated differently from other shareholders). Section 2538 applies if an interested shareholder (together with his, her or its affiliates) is to (i) be a party to a merger or consolidation, a share exchange or certain sales of assets involving us or one of our subsidiaries; (ii) receive a disproportionate amount of any securities of any corporation which survives or results from a division; (iii) be treated differently from others holding shares of the same class in a voluntary dissolution of such corporation; or (iv) have his or her percentage of voting or economic share interest in such corporation materially increased relative to substantially all other shareholders in a reclassification. Under these circumstances, the proposed transaction must be approved by the affirmative vote of the holders of shares representing at least a majority of the votes that all disinterested shareholders are entitled to cast with respect to such transaction. However, this special voting requirement will not apply where the proposed transaction has been approved in a prescribed manner by our board of directors or if certain other conditions, including the amount of consideration to be paid to certain shareholders, are satisfied or the transaction involves certain subsidiaries. This voting requirement is in addition to any other voting requirement under the PBCL, our Articles or our Bylaws.

        Under Subchapter 25E of the PBCL, if any person or group acting in concert acquires voting power over shares representing 20% or more of the votes which all of our shareholders would be entitled to cast in an election of directors, any other shareholder may demand that such person or group purchase such shareholder's shares at a price determined in an appraisal proceeding.

        Under Subchapter 25F of the PBCL, we may not engage in a merger, consolidation, share exchange, division, asset sale, disposition (in one transaction or a series of transactions) or a variety of other "business combination" transactions with a person which becomes the "beneficial owner" of shares representing 20% or more of the voting power in an election of our directors unless: (1) the business combination or the acquisition of the 20% interest is approved by our board of directors prior to the date the 20% interest is acquired; (2) the person beneficially owns at least 80% of our outstanding shares and the business combination (a) is approved by a majority vote of the disinterested shareholders and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F; (3) the business combination is approved by a majority vote of the disinterested shareholders at a meeting called no earlier than five years after the date the 20% interest is acquired; or (4) the business combination (a) is approved by shareholder vote at a meeting called no earlier than five years after the date the 20% interest is acquired and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F.

        We have elected to opt out of Subchapter 25G of the PBCL (which would have required a shareholder vote to accord voting rights to control shares acquired by a 20% shareholder in a control-share acquisition) and Subchapter 25H (which would have required a person or group to disgorge to us any profits received from a sale of our equity securities under certain circumstances).

        Advance Notice Requirements.    Our Bylaws require our shareholders to provide advance notice if they wish to submit a proposal or nominate candidates for director at our annual meeting of shareholders. These procedures provide that notice of shareholder proposals and shareholder nominations for the election of directors at our annual meeting must be in writing and received by our secretary at our principal executive offices at least 90, but not more than 120, days prior to the anniversary of the date of the prior year's annual meeting of shareholders. In the case of a shareholder nomination, the notice submitted to the secretary must set forth information about the nominee and be accompanied by an original irrevocable conditional resignation in the event that such director, in an uncontested election, receives more votes "against" than "for" the director's election.

        Special Meetings of Shareholders.    Our Bylaws provide that a special meeting of shareholders may be called by the board of directors or by our chief executive officer. Shareholders do not have a right to call a special meeting under the current Bylaws or under the PBCL.

        Special Treatment for Specified Groups of Nonconsenting Shareholders.    Additionally, the PBCL permits an amendment of a corporation's articles of incorporation or other corporate action, if approved by shareholders generally, to provide mandatory special treatment for specified groups of nonconsenting shareholders of the same class by providing, for example, that shares of common stock held only by designated shareholders of record, and no other shares of common stock, shall be cashed out at a price determined by the corporation, subject to applicable dissenters' rights.

        Exercise of Director Powers Generally.    The PBCL also provides that the directors of a corporation are not required to regard the interests of the shareholders as being dominant or controlling in making decisions concerning takeovers or any other matters. The directors may consider, to the extent they deem appropriate, among other things, (1) the effects of any proposed action upon any or all groups affected by the action, including, among others, shareholders, employees, creditors, customers and suppliers, (2) the short-term and long-term interests of the corporation, (3) the resources, intent and conduct of any person or group seeking to acquire control of the corporation and (4) all other pertinent factors. The PBCL expressly provides that directors do not violate their fiduciary duties solely by relying on "poison pills" or the anti-takeover provisions of the PBCL. We do not currently have a "poison pill."

Miscellaneous

        The holders of shares of our common stock do not have preemptive rights or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock. Holders of fully paid shares of our common stock are not subject to any liability for further calls or assessments.

Transfer Agent and Registrar

        The transfer agent and registrar of our common stock is Computershare. Its address is 250 Royall Street, Canton, Massachusetts 02021, and its telephone number is 800-589-9026. The transfer agent and registrar of our preferred stock will be designated in the prospectus supplement through which any such preferred stock is offered.

Listing

        Our common stock is listed on the NYSE under the symbol "EQT."

DESCRIPTION OF DEBT SECURITIES

        We may offer unsecured debt securities which may be senior, subordinated or junior subordinated and may be convertible. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture, dated as of March 18, 2008, between us and The Bank of New York Mellon, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

        The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

Debt Securities

        The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time. Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

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  title and aggregate principal amount;

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  whether the securities will be senior, subordinated or junior subordinated;

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  applicable subordination provisions, if any;

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  conversion into or exchange for other securities;

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  percentage or percentages of principal amount at which such securities will be issued;

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  maturity date(s);

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  interest rate(s) or the method for determining the interest rate(s);

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  dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

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  redemption or early repayment provisions;

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  authorized denominations;

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  form;

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  amount of discount or premium, if any, with which such securities will be issued;

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  whether such securities will be issued in whole or in part in the form of one or more global securities;

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  identity of the depositary for global securities;

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  whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

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  the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

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  any covenants applicable to the particular debt securities being issued;

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  any defaults and events of default applicable to the particular debt securities being issued;

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  currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

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  the time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

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  securities exchange(s) on which the securities will be listed, if any;

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  whether any underwriter(s) will act as market maker(s) for the securities;

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  the extent to which a secondary market for the securities is expected to develop;

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  our obligation or right to redeem, purchase or repay securities under a sinking fund, amortization or analogous provision;

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  provisions relating to covenant defeasance and legal defeasance;

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  provisions relating to satisfaction and discharge of the indenture;

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  any guarantor(s) or co-issuer(s);

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  provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

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  any and all other terms of the series including any terms which may be required by or advisable under U.S. law or regulations or advisable in connection with the marketing of the debt securities; and

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  additional terms not inconsistent with the provisions of the indenture.

General

        One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

        United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

        Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

        The term "debt securities" includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

        We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee maintained in the Borough of Manhattan, the City of New York or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

        The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

PLAN OF DISTRIBUTION

        We, and/or selling securityholders, if applicable, may sell the common stock, preferred stock or any series of debt securities being offered hereby in one or more of the following ways from time to time:

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  to underwriters or dealers for resale to the public or to institutional investors;

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  directly to institutional investors;

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  directly to a limited number of purchasers or to a single purchaser;

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  through agents to the public or to institutional investors; or

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  through a combination of any of these methods of sale.

        The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

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  the offering terms, including the name or names of any underwriters, dealers or agents;

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  the purchase price of the securities and the net proceeds to be received by us from the sale;

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  any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

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  any public offering price;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchange on which the securities may be listed.

        If we, and/or selling securityholders, if applicable, use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

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  privately negotiated transactions;

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  at a fixed public offering price or prices, which may be changed;

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  in "at the market offerings" within the meaning of Rule 415(a)(4) of the Securities Act;

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  at prices related to prevailing market prices; or

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  at negotiated prices.

        Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If underwriters are used in the sale of any securities, the securities may be offered either to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

        We, and/or selling securityholders, if applicable, may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of common shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of common shares. The third party in such sale transactions will be an underwriter that will be identified in the applicable prospectus supplement or a post-effective amendment to this registration statement.

        If indicated in an applicable prospectus supplement, we, and/or selling securityholders, if applicable, may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We, and/or selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions we pay for solicitation of these delayed delivery contracts.

        Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

        Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents, underwriters or such other third parties may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

        Each series of securities will be a new issue of securities and will have no established trading market, other than our common stock, which is listed on the NYSE. Any common stock sold will be listed on the NYSE, upon official notice of issuance. Securities other than our common stock may or may not be listed on a national securities exchange. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

 LEGAL MATTERS

        The validity of the securities being offered by this prospectus will be passed upon by Buchanan Ingersoll & Rooney PC, Pittsburgh, Pennsylvania and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for us by Buchanan Ingersoll & Rooney PC, Pittsburgh, Pennsylvania and/or Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements of EQT Corporation and Subsidiaries appearing in EQT Corporation's Annual Report (Form 10-K) for the year ended December 31, 2015 including the schedule appearing therein, and the effectiveness of EQT Corporation and Subsidiaries' internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of EQT Corporation's internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

        The information incorporated by reference into this prospectus as of December 31, 2015 relating to our estimated quantities of our proved natural gas and oil reserves is derived from an audit report prepared by Ryder Scott Company, L.P., independent petroleum engineers, as stated in its audit report with respect thereto. This information is incorporated by reference into this prospectus in reliance upon the authority of such firm as experts with respect to the matters covered by their report and the giving of their report.

$

EQT Corporation

$            % Senior Notes due 20

$            % Senior Notes due 20

$            % Senior Notes due 20

P R O S P E C T U S    S U P P L E M E N T

                , 2017

Joint Book-Running Managers

Citigroup	BofA Merrill Lynch	Deutsche Bank Securities	Wells Fargo Securities